As filed with the Securities and Exchange Commission on May 9, 2007

Registration No. 333-124582

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective
Amendment No. 3
to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COOPER-STANDARD AUTOMOTIVE INC.

(Exact name of registrant as specified in its charter)

SEE TABLE OF ADDITIONAL REGISTRANTS

Ohio	3714	34-0549970
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

39550 Orchard Hill Place Drive
Novi, Michigan 48375
(248) 596-5900

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Timothy W. Hefferon, Esq.
General Counsel
c/o Cooper-Standard Automotive Inc.
39550 Orchard Hill Place Drive
Novi, Michigan 48375
(248) 596-5900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Thomas E. Hartman, Esq.
Foley & Lardner LLP
500 Woodward Avenue, Suite 2700
Detroit, Michigan 48226

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices
Cooper-Standard Holdings Inc.	Delaware	20-1945088	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
Cooper-Standard Automotive Fluid Systems Mexico Holding LLC	Delaware	51-0380442	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
Cooper-Standard Automotive OH, LLC	Ohio	34-1972845	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
Cooper-Standard Automotive NC L.L.C.	North Carolina	34-1972839	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
CSA Services Inc.	Ohio	34-1969510	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
NISCO Holding Company	Delaware	34-1611697	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
North American Rubber, Incorporated	Texas	35-1609926	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
StanTech, Inc.	Delaware	31-1384014	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
Sterling Investments Company	Delaware	34-1821393	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900
Westborn Service Center, Inc.	Michigan	38-1897448	39550 Orchard Hill Place Drive Novi, Michigan 48375 (248) 596-5900

EXPLANATORY NOTE

Due to printer error, Post-Effective Amendment No. 2 to Form S-1 (‘‘Amendment No. 2’’) was filed on April 30, 2007 without signature pages. This Post-Effective Amendment No. 3 to Form S-1 is intended to correct that error and replace Amendment No. 2 in its entirety.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 9, 2007

PROSPECTUS

COOPER-STANDARD AUTOMOTIVE INC.

$200,000,000 7% Senior Notes due 2012
$350,000,000 8 3/8% Senior Subordinated Notes due 2014

The 7% senior notes due 2012 were issued in exchange for the 7% senior notes due 2012 originally issued on December 23, 2004. The 8 3/8% senior subordinated notes due 2014 were issued in exchange for the 8 3/8% senior subordinated notes due 2014 originally issued on December 23, 2004.

The senior notes will mature on December 15, 2012 and the senior subordinated notes will mature on December 15, 2014.

Cooper-Standard Automotive Inc. may redeem some or all of the senior notes at any time prior to December 15, 2008 and some or all of the senior subordinated notes at any time prior to December 15, 2009, in each case, at a price equal to 100% of the principal amount of the notes, plus a ‘‘make-whole’’ premium. Thereafter, Cooper-Standard Automotive Inc. may redeem some or all of the senior notes and some or all of the senior subordinated notes, in each case, at the redemption prices described in this prospectus. In addition, on or prior to December 15, 2007, Cooper-Standard Automotive Inc. may redeem up to 35% of each of the senior notes and the senior subordinated notes with the proceeds from certain equity offerings.

The senior notes are Cooper-Standard Automotive Inc.’s unsecured obligations and rank equally with all of Cooper-Standard Automotive Inc.’s existing and future senior obligations and senior to Cooper-Standard Automotive Inc.’s subordinated indebtedness. The senior subordinated notes are Cooper-Standard Automotive Inc.’s unsecured senior subordinated obligations and are subordinated to all of its existing and future senior indebtedness including the senior notes. The notes are effectively subordinated to Cooper-Standard Automotive Inc.’s existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes are guaranteed by Cooper-Standard Holdings Inc. and Cooper-Standard Automotive Inc.’s direct and indirect domestic subsidiaries that guarantee its obligations under the senior credit facilities. These guarantees are unsecured and, with respect to the senior notes, rank equally with all existing and future senior obligations of the guarantors and, with respect to the senior subordinated notes, are subordinated to all existing and future senior obligations of the guarantors. The guarantees are effectively subordinated to existing and future secured indebtedness of the guarantors to the extent of the assets securing that indebtedness.

See ‘‘Risk Factors’’ beginning on page 7 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

Goldman, Sachs & Co.

The date of this prospectus is [                  ], 2007

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not, and the initial purchasers of the outstanding notes are not, making an offer of these securities in any state where the offer is not permitted.

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus and the information incorporated by reference in this prospectus, including the financial data and related notes and section entitled ‘‘Risk Factors,’’ before making an investment decision. As used in this prospectus, the terms ‘‘we,’’ ‘‘us’’ and ‘‘Cooper-Standard’’ all refer to Cooper-Standard Automotive Inc., its subsidiaries on a consolidated basis and Cooper-Standard Holdings Inc., its parent, unless the context requires otherwise.

We are a leading global manufacturer of body sealing, fluid handling, and noise, vibration, and harshness control (‘‘NVH’’) components, systems, subsystems, and modules, primarily for use in passenger vehicles and light trucks for global original equipment manufacturers (‘‘OEMs’’) and replacement markets. We conduct substantially all of our activities through our subsidiaries.

We believe that we are the largest global producer of body sealing systems, the largest North American producer in the NVH control business, and the second largest global producer of the types of fluid handling products that we manufacture. Approximately 80% of our sales in 2006 were to OEMs including Ford, General Motors, DaimlerChrysler, Audi, BMW, Fiat, Honda, Jaguar, Mercedes Benz, Porsche, PSA Peugeot Citroën, Renault/Nissan, Toyota, Volkswagen, and Volvo. The remaining 20% of our 2006 sales were primarily to Tier I and Tier II suppliers. In 2006, our products were found in all of the 20 top-selling models in North America and in 16 of the 20 top-selling models in Europe.

We operate in 53 manufacturing locations and nine design, engineering, and administrative locations in 15 countries around the world. Our net sales have grown from $1.6 billion for the year ended December 31, 2002, to $2.2 billion for the year ended December 31, 2006.

You should carefully consider all the information in this prospectus prior to exchanging your outstanding notes. In particular, we urge you to consider carefully the factors set forth under the heading ‘‘Risk Factors.’’

Cooper-Standard Automotive Inc. is an Ohio corporation. Our principal executive offices are located at 39550 Orchard Hill Place Drive, Novi, Michigan 48375. Our telephone number is (248) 596-5900. We also maintain a website at www.cooperstandard.com, which is not a part of this prospectus.

The Notes

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The ‘‘Description of the Notes’’ section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Cooper-Standard Automotive Inc.

Securities Offered	$200,000,000 aggregate principal amount of 7% Senior Notes due 2012.

$350,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014.

Maturity	The Senior Notes will mature on December 15, 2012.

The Senior Subordinated Notes will mature on December 15, 2014.

Interest Rate	The Senior Notes bear interest at a rate of 7% per annum (calculated using a 360-day year).

The Senior Subordinated Notes bear interest at a rate of 8 3/8% per annum (calculated using a 360-day year).

Interest Payment Dates	We pay interest on the notes on June 15 and December 15 each year through maturity.

Ranking	The Senior Notes are our general unsecured obligations and:

•	rank equally in right of payment to all of our existing and future senior unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the Senior Notes;

•	rank senior in right of payment to any of our existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Notes, including the Senior Subordinated Notes; and

•	are effectively subordinated to all of our existing and future secured indebtedness and other secured obligations, including the senior credit facilities, to the extent of the value of the assets securing such indebtedness and other obligations, and are structurally subordinated to all obligations of any subsidiary if that subsidiary is not also a guarantor of the Senior Notes.

Similarly, the Senior Note guarantees are senior unsecured obligations of the guarantors and:

•	rank equally in right of payment to all of the applicable guarantor’s existing and future senior unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the Senior Notes;

•	rank senior in right of payment to all of the applicable guarantor’s existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Notes, including the applicable guarantor’s guarantee of the Senior Subordinated Notes; and

•	are effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured indebtedness, including the applicable guarantor’s guarantee under the senior credit facilities, to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor of the Senior Notes.

The Senior Subordinated Notes are our unsecured senior subordinated obligations and:

•	rank equally in right of payment to all of our existing and future unsecured senior subordinated indebtedness and other obligations;

•	rank senior in right of payment to any of our existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Subordinated Notes; and

•	are subordinated in right of payment to all of our existing and future senior indebtedness and other senior obligations, including the senior credit facilities and the Senior Notes, are effectively subordinated to all of our existing and future secured indebtedness and other secured obligations, including the senior credit facilities, to the extent of the value of the assets securing such indebtedness and other obligations, and are structurally subordinated to all obligations of any subsidiary if that subsidiary is not a guarantor of the Senior Subordinated Notes.

Similarly, the Senior Subordinated Note guarantees are senior subordinated unsecured obligations of the guarantors and:

•	rank equally in right of payment to all of the applicable guarantor’s existing and future unsecured senior subordinated indebtedness and other obligations;

•	rank senior in right of payment to any of the applicable guarantor’s existing and future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the Senior Subordinated Notes; and

•	are subordinated in right of payment to all of the applicable guarantor’s existing and future senior indebtedness and other senior obligations, including the applicable guarantor’s guarantee under the senior credit facilities and the Senior Notes, are effectively subordinated to all of the applicable guarantor’s existing and future secured indebtedness, including the applicable guarantor’s guarantee under the senior credit facilities, to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not a guarantor of the Senior Subordinated Notes.

As of December 31, 2006, (i) the Senior Notes and related guarantees ranked effectively junior to approximately $525 million of senior secured indebtedness, (ii) the Senior Notes and related guarantees ranked senior to approximately $330.5 million of subordinated indebtedness, (iii) the Senior Subordinated Notes and related guarantees ranked junior to approximately $725 million of senior indebtedness, (iv) we had an additional $125 million of unutilized capacity under our senior credit facilities (excluding an estimated $15 million of open letters of credit and (v) our non-guarantor subsidiaries had approximately $8 million of indebtedness, excluding intercompany obligations, plus other liabilities, including trade payables, that would have been structurally senior to the notes.

Guarantees	Our parent, Cooper-Standard Holdings Inc., and each of our domestic subsidiaries that guarantees our senior credit facilities unconditionally guarantee the Senior Notes on a senior unsecured basis and the Senior Subordinated Notes on a senior subordinated basis.

Our non-guarantor subsidiaries accounted for $1,189.4 million, or 55.0%, of our net sales (excluding non-guarantor subsidiaries’ intercompany sales of

$20.3 million) for the year ended December 31, 2006, and $920.0 million, or 48.1%, of our assets and $342.2 million, or 21.5%, of our liabilities as of December 31, 2006, excluding all intercompany assets and liabilities.

Optional Redemption	Prior to December 15, 2008, we may redeem some or all of the Senior Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in ‘‘Description of the Notes—Optional Redemption’’) plus accrued and unpaid interest to the redemption date. Beginning on December 15, 2008 we may redeem some or all of the Senior Notes at the redemption prices listed under ‘‘Description of the Notes—Optional Redemption’’ plus accrued interest on the Senior Notes to the date of redemption.

Prior to December 15, 2009, we may redeem some or all of the Senior Subordinated Notes for cash at a redemption price equal to 100% of their principal amount plus an applicable make-whole premium (as described in ‘‘Description of the Notes—Optional Redemption’’) plus accrued and unpaid interest to the redemption date. Beginning on December 15, 2009 we may redeem some or all of the Senior Subordinated Notes at the redemption prices listed under ‘‘Description of the Notes—Optional Redemption’’ plus accrued interest on the Senior Subordinated Notes to the date of redemption.

In addition, on or before December 15, 2007, we may on one or more occasions, at our option, use the net proceeds from one or more equity offerings to redeem up to 35% of the Senior Notes and up to 35% of the Senior Subordinated Notes, in each case, at the redemption price listed under ‘‘Description of the Notes—Optional Redemption.’’

Change of Control Offer	If we experience a change of control, as described under ‘‘Description of the Notes—Change of Control,’’ we must, subject to the terms of the senior credit facilities, offer to repurchase all of the Senior Notes and the Senior Subordinated Notes (unless otherwise redeemed) at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date.

Certain Indenture Provisions	The indentures governing the notes contain covenants limiting our (and most or all of our subsidiaries’) ability to:

•	incur additional debt;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	issue stock of subsidiaries;

•	make certain investments;

•	create liens on our assets to secure debt (which, in the case of the Senior Subordinated Notes, will be limited in applicability to liens securing pari passu or subordinated indebtedness);

•	enter into transactions with affiliates;

•	merge or consolidate; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. For more details see ‘‘Description of the Notes—Certain Covenants.’’

No Public Market	The notes are freely transferable but there is no established market for the notes. Accordingly, we cannot assure you whether a market for the exchange notes will develop or as to the liquidity of any market. No one is obligated, to make a market in the notes, and any such market-making may be discontinued at any time without notice.

Risk Factors

You should carefully consider the ‘‘Risk Factors’’ included under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on April 2, 2007, which is incorporated by reference in this prospectus. The risks and uncertainties we describe are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of these risks were to occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of the exchange notes could decline or we may not be able to make payments of interest and principal on the exchange notes, and you may lose some or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and information incorporated by reference in this prospectus includes ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under ‘‘Summary,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and ‘‘Business.’’ When used in this prospectus or incorporated by reference in this prospectus, the words ‘‘estimates,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘projects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘believes,’’ ‘‘forecasts,’’ or future or conditional verbs, such as ‘‘will,’’ ‘‘should,’’ ‘‘could’’ or ‘‘may,’’ and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus or incorporated by reference in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus or incorporated by reference in this prospectus, including under ‘‘Risk Factors.’’

As stated elsewhere in this prospectus and in information incorporated by reference in this prospectus, such risks, uncertainties and other important factors include, among others: our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; our dependence on the automotive industry; availability and cost of raw materials; our dependence on certain major customers; competition in our industry; our conducting operations outside the United States; the uncertainty of our ability to achieve expected Lean savings; our exposure to product liability and warranty claims; labor conditions; our vulnerability to rising interest rates; our ability to meet our customers’ needs for new and improved products in a timely manner; our ability to attract and retain key personnel; the possibility that our owners’ interests will conflict with yours; our new status as a stand-alone company; our legal rights to our intellectual property portfolio; our underfunded pension plans; environmental and other regulation; and the possibility that our acquisition strategy will not be successful. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

RATIO OF EARNINGS TO FIXED CHARGES

	Predecessor			Successor
	Year Ended December 31,		January 1 to December 23,	December 24 to December 31,	Combined	December 31,	December 31,
	2002	2003	2004	2004	2004	2005	2006
Ratio of Earnings to Fixed Charges	9.7x	8.7x	13.9x	—	8.4x	1.1x	—

For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes, less income from equity method investments, plus minority interest expense and fixed charges. Fixed charges include interest expense and the portion of operating rental expense which management believes is representative of the interest component of rent expense (assumed to be 33%). Our fixed charges exceeded our earnings by $15.0 million during the period ended December 31, 2006. Our fixed charges exceeded our earnings by $6.3 million during the period from December 24, 2004 to December 31, 2004.

USE OF PROCEEDS

This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from such transactions.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

The senior credit facilities are provided by a syndicate of banks and other financial institutions led by Deutsche Bank Trust Company Americas, as administrative agent, Deutsche Bank Securities Inc., as joint lead arranger and joint bookrunner, Lehman Commercial Paper Inc., as syndication agent, Lehman Brothers Inc., as joint lead arranger and joint bookrunner, and Goldman Sachs Credit Partners L.P., UBS Securities LLC, and The Bank of Nova Scotia, each as a co-documentation agent.

The senior credit facilities provide senior secured financing consisting of:

•	Term Loan A facility to our Canadian subsidiary, Cooper-Standard Automotive Canada Limited (the ‘‘Canadian Borrower’’) in Canadian dollars with a maturity in 2010 and a loan balance of approximately U.S. $42.2 million as of December 31, 2006;

•	Term Loan B facility to the Canadian Borrower in U.S. dollars with a maturity in 2011 and a loan balance of $82.7 million as of December 31, 2006;

•	Term Loan C facility to us in U.S. dollars with a maturity in 2011 and a loan balance of $176.3 million as of December 31, 2006;

•	Term Loan D facility to us structured in two tranches with a maturity in 2011, with $190 million borrowed in U.S. dollars and €20.7 million borrowed in Euros; and

•	$125 million of revolving credit facilities with a maturity in 2010, $25 million of which is available to the Canadian Borrower in U.S. or Canadian dollars;

In addition, upon the occurrence of certain events, we or the Canadian Borrower may request additional term loan facilities and/or an increase to the existing term loan facilities in an amount not to exceed $150 million in the aggregate, subject to receipt of commitments by existing term loan lenders or other financing institutions and certain other conditions.

The Term Loan A, Term Loan B and Term Loan C facilities were entered into on December 23, 2004 in connection with the Acquisition. Cooper-Standard Automotive Inc. is the borrower under the Term Loan C facility and the U.S. dollar denominated revolving credit facility. The Canadian Borrower is borrower under the Term Loan A facility, the Term Loan B facility, and the multicurrency revolving credit facility. The Term Loan A facility and a portion of the multicurrency revolving facility are obligations of the Canadian Borrower in Canadian dollars. The multicurrency revolving credit facility includes $5 million available for letters of credit and the U.S. dollar denominated revolving credit facility includes $40 million available for letters of credit. The U.S. dollar denominated revolving credit facility also provides for $20 million available for borrowings on same-day notice, referred to as the swingline loans. Undrawn amounts under the multicurrency revolving credit facility and the U.S. dollar denominated revolving credit facility are available on a revolving credit basis for general corporate purposes of the applicable borrower and its subsidiaries.

On February 6, 2006, in conjunction with the closing of the FHS acquisition, we entered into an amendment to the senior credit facilities which established a Term Loan D facility, with a notional amount of $215 million. The Term Loan D facility was structured in two tranches, with $190 million borrowed in US dollars and €20.7 million borrowed in Euros.

Interest Rate and Fees

Borrowings under the senior credit facilities denominated in U.S. dollars bear interest at a rate equal to an applicable margin plus, at our or the Canadian Borrower’s option, as applicable, either (a) a base rate determined by reference to the higher of (1) the prime rate of Deutsche Bank Trust Company Americas (or another bank of recognized standing reasonably selected by the administrative agent) and (2) the federal funds rate plus 0.5% or (b) LIBOR rate determined by reference to the costs of funds for deposits in U.S. dollars for the interest period relevant to such borrowing adjusted for certain additional costs. Borrowings under the senior credit facilities denominated in Canadian dollars bear interest at a rate equal to an applicable margin plus, at the Canadian Borrower’s option, either (a) an adjusted Canadian prime rate determined by reference to the higher of (1) the prime rate of Deutsche Bank AG, Canada Branch for commercial loans made in Canada in Canadian dollars and (2) the average rate per annum for Canadian dollar bankers’ acceptances having a term of 30 days that appears on Reuters Screen CDOR Page plus 0.75% or (b) bankers’ acceptances rate determined by reference to the average discount rate on bankers’ acceptances as quoted on Reuters Screen CDOR Page or as quoted by certain Canadian reference lenders.

In addition to paying interest on outstanding principal under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facilities in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum. We also pay customary letter of credit fees.

Prepayments

The senior credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if our leverage ratio is less than 3.25 to 1.00 and to 0% if our leverage ratio is less than 2.50 to 1.00) of our excess cash flow for each fiscal year beginning with the fiscal year ending December 31, 2005;

•	100% of the net cash proceeds of asset sales and casualty and condemnation events, in each case if we do not reinvest those proceeds in assets to be used in our business within 360 days following the date of receipt of the net cash proceeds subject to certain limitations; and

•	100% of the net proceeds of any incurrence of debt other than debt permitted under the senior credit facilities, subject to certain exceptions.

We may voluntarily repay outstanding loans under the senior credit facilities, other than advances maintained as bankers’ acceptances, at any time without premium or penalty, other than customary ‘‘breakage’’ costs with respect to certain eurocurrency or LIBOR loans.

Amortization

The Term Loan A facility amortizes in equal quarterly installments of C$1.538 million for the fiscal quarters in 2005 and 2006, C$2.308 million for the fiscal quarters in 2007 and 2008 and C$3.846 million for the fiscal quarters in 2009 and 2010.

The Term Loan B facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on December 23, 2011.

The Term Loan C facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on December 23, 2011.

Both tranches of the Term Loan D facility amortize each year in an amount equal to 1% per annum in equal quarterly installments for the first four years and eleven months, with the remaining amount payable on December 23, 2011.

Principal amounts outstanding under the revolving credit facilities will be due and payable in full at maturity, six years from the date of the closing of the senior credit facilities.

Guarantee and security

All obligations under the senior credit facilities are unconditionally guaranteed by Cooper-Standard Holdings Inc. and, subject to certain exceptions, each of our existing and future direct and indirect wholly-owned domestic subsidiaries, referred to collectively as U.S. Guarantors. In addition, all obligations of the Canadian Borrower under the senior credit facilities are unconditionally guaranteed by each existing and future direct and indirect wholly-owned Canadian subsidiary of Cooper-Standard Holdings Inc., referred to collectively, as Canadian Guarantors.

All obligations under the senior credit facilities, and the guarantees of those obligations, are secured by substantially all the assets of Cooper-Standard Holdings Inc., us and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of 100% of our capital stock, 100% of the equity interests of each U.S. Guarantor and 65% (or 100% in the case of equity interests securing obligations of the Canadian Borrower under the senior credit facilities) of the equity interests of each of our foreign subsidiaries that are directly owned by us or any one or more of the U.S. Guarantors; and

•	a security interest in substantially all tangible and intangible assets of Cooper-Standard Holdings Inc., us and each U.S. Guarantor.

In addition, the obligations of the Canadian Borrower under the senior credit facilities and Canadian guarantees of such obligations are, subject to certain exceptions, secured by the following:

•	a pledge of the equity interests of each direct and indirect subsidiary of the Canadian Borrower and each Canadian Guarantor; and

•	a security interest in substantially all tangible and intangible assets of the Canadian Borrower and each Canadian Guarantor.

Certain covenants and events of default

The senior credit facilities contain a number of covenants that, among other things, limit or restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to:

•	sell or otherwise dispose of assets;

•	incur additional indebtedness or guarantee obligations or issue preferred stock;

•	prepay or repay other indebtedness (including the Notes);

•	pay dividends and distributions, repurchase our capital stock, or make other restricted payments;

•	create liens;

•	make investments, loans, or advances;

•	make certain acquisitions;

•	engage in mergers, amalgamations, or consolidations;

•	enter into sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing our indebtedness, including the Notes and related documents;

•	change the business conducted by us and our subsidiaries; and

•	enter into agreements that restrict dividends from subsidiaries.

In addition, the senior credit facilities require us to maintain the following financial covenants:

•	a maximum total leverage ratio;

•	a minimum interest coverage ratio; and

•	a maximum capital expenditures limitation.

The senior credit facilities also contain certain customary affirmative covenants and events of default, which include non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, loss of lien perfection or priority, material judgments, and changes of ownership or control.

DESCRIPTION OF THE NOTES

General

The outstanding 7% Senior Notes due 2012 (the ‘‘Senior Notes’’) were issued by Cooper-Standard Automotive Inc. (the ‘‘Company’’) under an Indenture, dated December 23, 2004 (the ‘‘Senior Indenture’’), among itself, the Guarantors and Wilmington Trust Company, as Trustee (the ‘‘Senior Note Trustee’’). The 8 3/8% Senior Subordinated Notes (the ‘‘Senior Subordinated Notes’’) were also issued by the Company under an Indenture, dated December 23, 2004 (the ‘‘Subordinated Indenture’’ and, together with the Senior Indenture, the ‘‘Indentures’’), among itself, the Guarantors and Wilmington Trust Company, as Trustee (the ‘‘Subordinated Note Trustee’’ and, together with the Senior Note Trustee, the ‘‘Trustees’’). The terms of a series of Notes include those stated in the applicable Indenture and those made part of the applicable Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading ‘‘—Certain Definitions.’’ In this description, the word ‘‘Company’’ refers only to Cooper-Standard Automotive Inc. and not to any of its subsidiaries. Any reference to a ‘‘Noteholder’’ in this description refers to the holders of the Senior Notes and/or the Senior Subordinated Notes, as applicable.

The following description is only a summary of the material provisions of the Indentures and the Notes. You are urged to read the applicable Indentures and Notes because they, not this description, define your rights as Noteholders. You may request copies of the Indentures and/or the Notes at the Company’s address set forth under the heading ‘‘Available Information.’’

Brief Description of the Notes

The Senior Notes

The Senior Notes are:

•	unsecured senior obligations of the Company;

•	effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries (other than the Subsidiary Guarantors);

•	pari passu in right of payment with all existing and future senior Indebtedness of the Company;

•	senior in right of payment to all existing and future Subordinated Obligations of the Company; and

•	guaranteed on a senior basis by the Guarantors.

The Senior Subordinated Notes

The Senior Subordinated Notes are:

•	unsecured Senior Subordinated Indebtedness of the Company;

•	subordinated in right of payment to all existing and future Senior Indebtedness of the Company, including the Senior Notes and Obligations under the Credit Agreement;

•	senior in right of payment to any future Subordinated Obligations of the Company;

•	pari passu in right of payment with any future Senior Subordinated Indebtedness of the Company; and

•	guaranteed on a senior subordinated basis by the Guarantors.

Principal, Maturity and Interest

The Senior Notes

On December 23, 2004, the Company issued $200.0 million of Senior Notes. Subject to the Company’s compliance with the covenant described under the subheading ‘‘—Certain Covenants— Limitation on Indebtedness,’’ the Company may issue more Senior Notes from time to time under the Senior Indenture (the ‘‘Additional Senior Notes’’). The Senior Notes and the Additional Senior Notes, if any, will be treated as a single class for all purposes of the Senior Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Senior Indenture and this ‘‘Description of the Notes,’’ references to the Senior Notes include any Additional Senior Notes actually issued. The Senior Notes will mature on December 15, 2012.

Interest on the Senior Notes accrues at the rate of 7% per annum and is payable semiannually in arrears on June 15 and December 15, commencing on June 15, 2005. The Company makes each interest payment to the holders of record of the Senior Notes on the immediately preceding June 1 and December 1.

The Senior Subordinated Notes

On December 23, 2004, the Company issued $350.0 million of Senior Subordinated Notes. Subject to the Company’s compliance with the covenant described under the subheading ‘‘—Certain Covenants—Limitation on Indebtedness,’’ the Company may issue more Senior Subordinated Notes from time to time under the Subordinated Indenture (the ‘‘Additional Subordinated Notes’’ and together with the Additional Senior Notes, the ‘‘Additional Notes’’). The Senior Subordinated Notes and the Additional Subordinated Notes, if any, will be treated as a single class for all purposes of the Subordinated Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Subordinated Indenture and this ‘‘Description of the Notes,’’ references to the Senior Subordinated Notes include any Additional Subordinated Notes actually issued. The Senior Subordinated Notes will mature on December 15, 2014.

Interest on the Senior Subordinated Notes accrues at the rate of 8 3/8% per annum and is payable semiannually in arrears on June 15 and December 15, commencing on June 15, 2005. The Company makes each interest payment to the holders of record of the Senior Subordinated Notes on the immediately preceding June 1 and December 1.

Other Terms

The Company issued the Notes in denominations of $1,000 and any integral multiple of $1,000.

Interest on the Notes accrues from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

On and after December 15, 2008, the Company will be entitled at its option to redeem all or a portion of the Senior Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holders of record of Senior Notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2008	103.500%
2009	101.750%
2010 and thereafter	100.000%

On and after December 15, 2009, the Company will be entitled at its option to redeem all or a portion of the Senior Subordinated Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holder of record of the Senior Subordinated Notes on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2009	104.188%
2010	102.792%
2011	101.396%
2012 and thereafter	100.000%

Prior to December 15, 2008, in the case of the Senior Notes, and December 15, 2009, in the case of the Senior Subordinated Notes, the Company may at its option redeem all or any portion of the Notes of the applicable series at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and any accrued and unpaid interest to, the redemption date (subject to the right of the applicable Noteholders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each applicable Noteholder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

‘‘Applicable Premium’’ means with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on December 15, 2008, in the case of a Senior Note, and December 15, 2009, in the case of a Senior Subordinated Note (such redemption price being described in the first or second paragraph, respectively, in this ‘‘—Optional Redemption’’ section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through such date (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such note on such redemption date.

‘‘Adjusted Treasury Rate’’ means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated ‘‘H.15(519)’’ or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption ‘‘Treasury Constant Maturities,’’ for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after December 15, 2008, in the case of the Senior Notes, and December 15, 2009, in the case of the Senior Subordinated Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus in the case of clauses (i) and (ii) of this definition, 0.50%.

‘‘Comparable Treasury Issue’’ means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Senior Notes from the redemption date to December 15, 2008, in the case of Senior Notes and comparable to the remaining term of the Senior Subordinated Notes from the redemption date to December 15, 2009, in the case of Senior Subordinated Notes, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to December 15, 2008 or December 15, 2009, as applicable.

‘‘Comparable Treasury Price’’ means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the applicable Trustee, Reference Treasury Dealer Quotations for such redemption date.

‘‘Quotation Agent’’ means the Reference Treasury Dealer selected by the applicable Trustee after consultation with the Company.

‘‘Reference Treasury Dealer’’ means Deutsche Bank and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. government securities dealers.

‘‘Reference Treasury Dealer Quotations’’ means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the applicable Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Prior to December 15, 2007, the Company may at its option on one or more occasions to redeem (i) Senior Notes (which includes Additional Senior Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Senior Notes (which includes Additional Senior Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 107%, plus accrued and unpaid interest to the redemption date, and (ii) Senior Subordinated Notes (which include Additional Subordinated Notes, if any) in an aggregate amount not to exceed 35% of the aggregate principal amount of the Senior Subordinated Notes (which includes Additional Subordinated Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 108.375%, plus accrued and unpaid interest to the redemption date, in each case, with the net cash proceeds from one or more Equity Offerings (provided that, if the Equity Offering is an offering by Parent, a portion of the net cash proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company or used to acquire Capital Stock of the Company (other than Disqualified Stock) from the Company); provided, however, that:

(1)	at least 65% of such aggregate principal amount of Notes of the applicable series (which includes Additional Notes of the applicable series, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes of the applicable series held, directly or indirectly, by the Company or its Affiliates); and

(2)	each such redemption occurs within 90 days after the date of the related Equity Offering.

Selection and Notice of Redemption

If the Company is redeeming less than all the Notes of any series at any time, the applicable Trustee will select Notes of such series on a pro rata basis to the extent practicable.

The Company will redeem Notes of $1,000 or less in whole and not in part. The Company will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each applicable Noteholder to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. The Company will issue a new note of the same series in a principal amount equal to the unredeemed portion of the original note in the name of the Noteholder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

Guaranties

The Guarantors jointly and severally guarantee the Company’s obligations under the Senior Indenture and the Senior Notes on a senior basis and the Company’s obligations under the Subordinated Indenture and the Senior Subordinated Notes on a senior subordinated basis. The obligations of each Guarantor under its Guaranties are limited as necessary to prevent those Guaranties from constituting a fraudulent conveyance under applicable law.

Each Guarantor that makes a payment under a Guaranty will be entitled, upon payment in full of all guarantied obligations under the applicable Indenture, to a contribution from each other Guarantor guaranteeing the related Notes in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Since Parent is a holding company with no significant operations, Parent Guaranties provide little, if any, additional credit support for the Notes and investors should not rely on the Parent Guaranties in evaluating the investment in the Notes.

If a Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guaranty could be reduced to zero.

Pursuant to each Indenture, (A) a Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under ‘‘—Certain Covenants—Merger and Consolidation’’ and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under ‘‘—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;’’ provided, however, that, in the case of a consolidation, merger or transfer of all or substantially all the assets of such Guarantor, if such other Person is not the Company or a Guarantor, such Guarantor’s obligations under the applicable Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Subsidiary; or

(2)	the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the applicable Indenture. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released under an Indenture:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary thereunder;

(2)	at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under ‘‘—Certain Covenants—Future Guarantors;’’ or

(3)	if the Company exercises its legal defeasance option or its covenant defeasance option as described under ‘‘—Defeasance’’ or if its obligations under the applicable Indenture are discharged in accordance with the terms of such Indenture.

If at any time following the Issue Date, Parent is no longer Guaranteeing any Indebtedness of the Company (other than the applicable series of Notes) or any of the Restricted Subsidiaries, the applicable Parent Guaranty will be released upon presentation to the applicable Trustee of an Officers’ Certificate to the effect that no such Guarantees exist or are contemplated at such time. If Parent thereafter shall enter into any Guarantee of any Indebtedness of the Company or any of its Restricted Subsidiaries, Parent shall execute and deliver to the applicable Trustee, at the same time such other Guarantee is provided, a Guaranty Agreement pursuant to which Parent will Guarantee payment of the applicable series of Notes on the same terms and conditions as those set forth in the applicable Indenture. In addition, if the Company exercises its legal defeasance option or its covenant defeasance option as described under ‘‘—Defeasance’’ under an Indenture or if its obligations thereunder are discharged in accordance with the terms thereof, the applicable Parent Guarantee will be released.

Ranking

Senior Notes

The indebtedness evidenced by the Senior Notes (a) is unsecured senior Indebtedness of the Company, (b) ranks pari passu in right of payment with all existing and future senior Indebtedness of the Company, and (c) is senior in right of payment to all existing and future Subordinated Obligations (as used in respect of the Senior Notes) of the Company. The Senior Notes are also effectively subordinated to all secured Indebtedness and other liabilities (including trade payables) of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of its Subsidiaries (other than the Subsidiary Guarantors).

Each Guaranty in respect of Senior Notes is unsecured senior Indebtedness of the applicable Guarantor, ranks pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor and is senior in right of payment to all existing and future Subordinated Obligations (as used in respect of the Senior Notes) of such Guarantor. Such Guaranty is also effectively subordinated to all secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of each Subsidiary (other than the Subsidiary Guarantors).

Senior Subordinated Notes

The Indebtedness evidenced by the Senior Subordinated Notes is unsecured Senior Subordinated Indebtedness of the Company, is subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full in cash or Temporary Cash Investments when due of all existing and future Senior Indebtedness of the Company, including the Company’s Obligations under the Senior Notes and the Credit Agreement, ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company, and is senior in right of payment to all existing and future Subordinated Obligations (as used in respect of the Senior Subordinated Notes) of the Company. The Senior Subordinated Notes are also effectively subordinated to any secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries (other than the Subsidiary Guarantors).

Each Guaranty in respect of Senior Subordinated Notes (a) is unsecured Senior Subordinated Indebtedness of the applicable Guarantor, (b) is subordinated in right of payment, as set forth in the Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of such Person, including such Guarantor’s obligations under its Guaranty of the Senior Notes and such Guarantor’s guarantee Obligations in respect of the Credit Agreement, (c) ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Guarantor and (d) is senior in right of payment to all existing and future Subordinated Obligations of such Guarantor. Each Guaranty is also effectively subordinated to any secured Indebtedness of such Guarantor to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of each Subsidiary (other than the Subsidiary Guarantors).

However, the Subordinated Indenture provides that payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under ‘‘—Defeasance’’ below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein, so long as the deposit of money or U.S. Government Obligations into such trust was made in accordance with the provisions of the Subordinated Indenture described under ‘‘—Defeasance’’ below, and did not violate the subordination provisions of the Subordinated Indenture at the time such deposit was made.

Each Series of Notes

A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders

(if any) of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the applicable Notes, unless such Subsidiary is a Subsidiary Guarantor with respect to the applicable Notes. Currently, only the Company’s U.S. Subsidiaries are Subsidiary Guarantors. The Notes of each series, therefore, are effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of Subsidiaries of the Company (other than the Subsidiary Guarantors with respect to the applicable series of Notes). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Subsidiary Guaranties of each series of Notes. Such Subsidiary Guaranty, therefore, is effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although each Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company’s Subsidiaries, such limitation is subject to a number of significant qualifications.

As of December 31, 2006, (i) the Senior Notes were (a) effectively subordinated to $525 million of secured Indebtedness and (b) senior in right of payment to approximately $330.5 million of subordinated Indebtedness and (ii) the Senior Subordinated Notes were subordinated to approximately $725 million of Senior Indebtedness. In addition, as of December 31, 2006, the Company had an additional $125 million of unused capacity under its Credit Agreement, all of which would have been effectively senior to the Senior Notes and senior to the Senior Subordinated Notes. As of December 31, 2006, on an actual basis, the Company’s Subsidiaries that are not Subsidiary Guarantors had approximately $8 million of indebtedness, excluding intercompany obligations, plus other liabilities, including trade payables, that would have been structurally senior to the notes.

Payment of Senior Subordinated Notes

The payment of Obligations on, or relating to, the Senior Subordinated Notes is subordinated to the prior payment in full in cash or Temporary Cash Investments of all Senior Indebtedness of the Company, including any Senior Indebtedness Incurred after the Issue Date.

The Company is not permitted to pay Obligations on, or relating to, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under ‘‘—Defeasance’’ below with respect to the Senior Subordinated Notes and may not purchase, redeem or otherwise retire or acquire for cash or property any Senior Subordinated Notes (collectively, ‘‘pay the Senior Subordinated Notes’’) if: any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due (a ‘‘Payment Default’’) unless the Payment Default has been cured or waived. Regardless of the foregoing, the Company is permitted to make the applicable payment in respect of the Senior Subordinated Notes if the Company and the Subordinated Note Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company is not permitted to pay the Senior Subordinated Notes for a period (a ‘‘Payment Blockage Period’’) commencing upon the receipt by the Subordinated Note Trustee (with a copy to the Company) of written notice (a ‘‘Blockage Notice’’) of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

(1)	by written notice to the Subordinated Note Trustee and the Company from the Person or Persons who gave such Blockage Notice; or

(2)	because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing.

Notwithstanding the provisions described in the preceding paragraph (but subject to the subordination provisions in the immediately succeeding paragraph), unless the holders of any Designated Senior Indebtedness or the Representative of any Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default has occurred and is continuing, the Company is permitted to resume paying the Senior Subordinated Notes after the end of such Payment Blockage Period. The Senior Subordinated Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of non-Payment Defaults with respect to Designated Senior Indebtedness of the Company during such period. For purposes of this paragraph, no non-Payment Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to any Designated Senior Indebtedness and that was the basis for the initiation of such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution, reorganization, bankruptcy or insolvency of or similar proceeding relating to the Company or its property:

(1)	the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Senior Subordinated Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Senior Subordinated Notes;

(2)	until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Senior Subordinated Notes would be entitled but for the subordination provisions of the Subordinated Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Senior Subordinated Notes may receive Permitted Junior Securities; and

(3)	if a payment or distribution is made to holders of the Senior Subordinated Notes that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Subordinated Indenture upon the failure of the Company to pay interest or principal with respect to the Senior Subordinated Notes when due by their terms. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Subordinated Note Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein.

A Guarantor’s obligations under its Guaranty related to the Senior Subordinated Notes, are senior subordinated obligations. As such, the rights of holders of Senior Subordinated Notes to receive payment by a Guarantor pursuant to its Guaranty related to the Senior Subordinated Notes are subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company’s Obligations under the Senior Subordinated Notes apply equally to a Guarantor and the Obligations of such Guarantor under its Guaranty related to the Senior Subordinated Notes.

By reason of the subordination provisions contained in the Subordinated Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Guarantor who are holders of Senior Indebtedness of the Company, or a Guarantor, as the case may be, may recover more, ratably, than the holders of Senior Subordinated Notes.

The terms of the subordination provisions described above do not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Subordinated Note Trustee for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under ‘‘—Defeasance,’’ so long as the deposit of money or U.S. Government Obligations into such trust was made in accordance with the provisions of the Senior Subordinated Indenture described under ‘‘—Defeasance’’ below, and did not violate the subordination provisions of the Senior Subordinated Indenture at the time such deposit was made.

Change of Control

Under each Indenture, upon the occurrence of any of the following events (each a ‘‘Change of Control’’), unless the Company has exercised its right to redeem all of the outstanding Notes of the applicable series as described under ‘‘—Optional Redemption,’’ each holder of Notes of the applicable series shall have the right to require that the Company repurchase such Noteholder’s Notes of such series at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of the applicable Noteholders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	any ‘‘person’’ (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the ‘‘beneficial owner’’ (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have ‘‘beneficial ownership’’ of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company or of Parent;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)	the merger or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, the Company will mail a notice to each applicable Noteholder with a copy to each applicable Trustee (the ‘‘Change of Control Offer’’) stating:

(1)	that a Change of Control has occurred and that such Noteholder has the right to require the Company to purchase such Noteholder’s Notes that will remain outstanding after giving effect to any redemption of Notes that the Company has elected to make as described under ‘‘—Optional Redemption’’ at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of applicable Noteholders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Noteholder must follow in order to have its Notes of the applicable series purchased.

The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Notes of the applicable series validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue of its compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Parent or the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations among Parent, the Company and the Initial Purchasers. Neither Parent nor the Company have any present intention to engage in a transaction involving a Change of Control, although it is possible that Parent and the Company could decide to do so in the future. Subject to the limitations discussed below, Parent or the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under either Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the Company’s ability to Incur additional Indebtedness are contained in the covenants described under ‘‘—Certain Covenants— Limitation on Indebtedness.’’ Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the applicable series of Notes then outstanding. Except for the limitations contained in such covenants, however, neither Indenture contains any covenants or provisions that may afford the holders of Notes issued thereunder protection in the event of a highly leveraged transaction.

The Credit Agreement prohibits the Company from purchasing any Notes and also provides that the occurrence of certain change of control events with respect to Parent or the Company would constitute a default thereunder.

The Senior Indenture provides that in the event a Change of Control occurs at a time when the Company is prohibited from purchasing Senior Notes, the Company may seek the consent of its lenders to purchase the Senior Notes or may attempt to refinance the borrowings that contain such prohibition. If such a consent is not obtained or borrowings repaid, the Company will remain prohibited from purchasing the Senior Notes. In such case, the Company’s failure to offer to purchase the Senior Notes after any applicable notice and lapse of time would constitute a Default under the Senior Indenture, which would, in turn, constitute a default under the Credit Agreement.

The Subordinated Indenture provides that in the event a Change of Control occurs at a time when the Company is prohibited by the terms of any Senior Indebtedness from purchasing Senior Subordinated Notes, then prior to the mailing of the notice to holders of Senior Subordinated Notes but in any event within 30 days following any Change of Control, the Company undertakes to (1) repay in full all Obligations, and terminate all commitments, under the Credit Facilities and all other Senior Indebtedness, the terms of which require repayment and/or termination of commitments upon a Change of Control or offer to repay in full all Obligations, and terminate all commitments, under the Credit Facilities and all other such Senior Indebtedness and to repay the Obligations owed to (and terminate all commitments of) each lender which has accepted such offer or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Senior Subordinated Notes. If such a consent is not obtained or borrowings repaid, the Company will remain prohibited from purchasing the Senior Subordinated Notes. In such case, the Company’s failure to comply with the foregoing undertakings, after appropriate notice and lapse of time would result in a Default under the Subordinated Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Subordinated Indenture would likely restrict payment to the holders of Senior Subordinated Notes.

Future indebtedness that the Company may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by Noteholders of their right to require the Company to repurchase its Notes of either series could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the Noteholders following the occurrence of a Change of Control may be limited by the Company’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of ‘‘Change of Control’’ includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase ‘‘substantially all,’’ there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of ‘‘all or substantially all’’ of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Noteholder may require the Company to make an offer to repurchase the Notes as described above.

The provisions under each Indenture relative to the Company’s obligation to make an offer to repurchase the applicable Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes of the applicable series.

Certain Covenants

Each of the Indentures contains covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and its Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1)	Indebtedness Incurred by the Company and any Restricted Subsidiaries pursuant to Credit Facilities; provided, however, that immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (x) $575.0 million less the sum of (i) all principal payments with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under ‘‘—Limitation on Sales of Assets and Subsidiary Stock’’ and (ii) the aggregate principal amount of Indebtedness under Permitted Securitizations and (y) the sum of (i) 85% of (A) the consolidated book value of the accounts receivable of the Company and the Restricted Subsidiaries less (B) the aggregate principal amount of Indebtedness under Permitted Securitizations with respect to any SPE Subsidiary that is a consolidated entity in accordance with GAAP and (ii) 60% of the consolidated book value of the inventories of the Company and the Restricted Subsidiaries;

(2)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee thereon, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the applicable Notes, and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee thereon, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such Subsidiary Guarantor with respect to its Subsidiary Guaranty related to such series of Notes;

(3)	the Senior Notes, the Senior Subordinated Notes and the Exchange Notes (other than any Additional Notes);

(4)	Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(5)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (a) the Consolidated Coverage Ratio would not be less than immediately prior to such transactions or (b) the Company would have been entitled to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

(6)	Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) under ‘‘—Limitation on Indebtedness’’ or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(7)	Hedging Obligations that are incurred in the ordinary course of business (and not for speculative purposes) (1) consists of Interest Rate Agreements (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(8)	the Incurrence of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, performance, surety or similar bonds and letters of credit or completion or performance guarantees or other similar obligations, in each case in the ordinary course of business;

(9)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10)	Indebtedness consisting of the Subsidiary Guaranty of a Subsidiary Guarantor and any Guarantee by a Subsidiary Guarantor of Indebtedness Incurred in accordance with the provisions of the applicable Indenture;

(11)	Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) and Refinancing Indebtedness in respect thereof in an aggregate principal amount which, when added together with the amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (11), does not exceed 5% of Consolidated Net Tangible Assets;

(12)	Indebtedness Incurred by Foreign Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $50.0 million;

(13)	Permitted Securitizations; and

(14)	Indebtedness of the Company or of any of the Subsidiary Guarantors in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and its Subsidiary Guarantors outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $40.0 million.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance (1) any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the applicable series of Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations or (2) under the Subordinated Indenture only, any Senior Subordinated Indebtedness (other than the Senior Subordinated Notes) unless such Indebtedness shall be Senior Subordinated Indebtedness or shall be subordinated to both series of Notes, as applicable.

(d) For purposes of determining compliance with this covenant:

(1)	any Indebtedness outstanding under the Credit Agreement on the date of the Indentures after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clause (1) of paragraph (b) above;

(2)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described in clauses (a) and (b) above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3)	the Company will be entitled at the time of Incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above, and with respect to any Indebtedness Incurred pursuant to any specific clause under paragraph (b) above, the Company may after such Indebtedness is Incurred reclassify all or a portion of such Indebtedness under a different clause of paragraph (b); and

(4)	Indebtedness Incurred under clauses (11), (12) or (14) of paragraph (b) of this covenant shall be reclassified automatically as having been incurred pursuant to paragraph (a) of this covenant if at any date after such Indebtedness is Incurred; such Indebtedness could have been Incurred under paragraph (a) of this covenant, but only to the extent such Indebtedness could have been so Incurred;

(e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. If Refinancing Indebtedness is Incurred to refinance Indebtedness that is denominated in a non-U.S. currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; except to the extent that such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company and the Subsidiary Guarantors may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Layering (Subordinated Indenture Only)

The Subordinated Indenture provides that, notwithstanding anything to the contrary, the Company will not Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, unless such Indebtedness so Incurred ranks pari passu in right of payment with, or is subordinated in right of payment to, the Senior Subordinated Notes. The Company will not permit any Subsidiary Guarantor to Incur any Indebtedness (other than intercompany indebtedness) that is expressly subordinated in right of payment to any Senior Indebtedness of such Subsidiary Guarantor, unless such Indebtedness so Incurred ranks pari passu in right of payment with such Subsidiary Guarantor’s Subsidiary Guaranty of the Senior Subordinated Notes, or is subordinated in right of payment to such Subsidiary Guaranty. Indebtedness that is unsecured or secured by a junior Lien is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured or secured by a junior Lien, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

Limitation on Liens (Senior Indenture Only)

The Senior Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Indenture or thereafter acquired, securing any Indebtedness (the ‘‘Initial Lien’’), unless contemporaneously therewith effective provision is made to secure the Senior Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guaranty of the Senior Notes of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guaranty will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it related or (ii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under ‘‘—Merger and Consolidation’’ below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Limitation on Liens (Subordinated Indenture Only)

The Subordinated Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Subordinated Indenture or thereafter acquired, securing any Indebtedness of the Company or any Subsidiary Guarantor that by its terms is expressly subordinated in right of payment to or ranks pari passu in right of payment with the Senior Subordinated Notes or such Subsidiary Guarantor’s Subsidiary Guaranty thereof (the ‘‘Initial Lien’’), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Subordinated Notes or, in respect of Liens or any Restricted Subsidiary’s property or assets, any Subsidiary Guaranty of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Senior Subordinated Notes or any such Subsidiary Guaranty will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under ‘‘—Merger and Consolidation’’ below) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under ‘‘—Limitation on Indebtedness;’’ or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (except as specifically excluded in paragraph (b) of this covenant) would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2005 to the end of the most recent fiscal quarter ended for which internal financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	the sum of (x) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock or Excluded Contributions) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees), (y) 100% of the Fair Market Value of property constituting Additional Assets or Temporary Cash Investments received (including by way of merger) by the Company or a Restricted Subsidiary subsequent to the Issue Date in exchange for, or as a capital contribution in respect of, Capital Stock (other than Disqualified Stock) of the Company (other than any such property received from a Subsidiary of the Company); provided that if the Fair Market Value of any Additional Assets exceeds $25.0 million such Fair Market Value shall be confirmed by an Independent Qualified Party and (z) 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness of the Company is reduced on the Company’s consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)	an amount equal to the sum of (i) 100% of the cash and Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary from repurchases, repayments or redemptions of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person, and (ii) to the extent such Person is an Unrestricted Subsidiary, the Fair Market Value of the Company’s and its Restricted Subsidiaries’ Investment in such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; or is merged into or consolidated or amalgamated with or into, or transfers or conveys its assets to, the Company or a Restricted Subsidiary of the Company;

(b) The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under ‘‘—Limitation on Indebtedness’’ and, solely in the Subordinated Indenture, the covenant described under ‘‘—Limitation on Layering (Subordinated Indenture Only);’’ provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3)	dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(4)	(x) the purchase, redemption or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors, former directors, consultants or former consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors, former directors, consultants or former consultants), pursuant to the terms of (i) agreements (including employment agreements) or (ii) plans (or amendments thereto) approved by the Board of Directors of the Company, in each case, under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock and (y) dividends to Parent to be used by Parent to execute the transactions described in clause (x); provided, however, that the aggregate amount of such Restricted Payments (excluding amounts representing cancellation of Indebtedness) shall not exceed the sum of (A) $3.0 million in any fiscal year, provided that any amount not so used in any fiscal year may be used in the next fiscal year and that the aggregate amount used pursuant to this clause (A) shall not exceed $15.0 million, (B) the Net Cash Proceeds from the sale of Capital Stock to members of management, consultants, former consultants or directors of the Company and its Subsidiaries that occurs after the Issue Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above) and (C) the cash proceeds of any ‘‘key man’’ life insurance policies that are used to make such repurchases; provided further, however, that (x) such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments and (y) the Net Cash Proceeds from such sale and pursuant to this clause (4) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; provided further, however, that notwithstanding anything to the contrary, the amount of such Restricted Payments made to James McElya may be up to $5.0 million both in any single fiscal year and in the aggregate;

(5)	the declaration and payments of dividends on Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Subsidiary Guarantors issued pursuant to the covenant described under ‘‘—Limitation on Indebtedness;’’ provided, however, that at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments to the extent they are deducted in calculating Consolidated Net Income;

(6)	repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(7)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(8)	in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations (with respect to each series of Notes) of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the applicable Indenture) has made a Change of Control Offer with respect to the applicable Notes as a result of such Change of Control and has repurchased all such Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, each Indenture shall provide that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(9)	payments of intercompany Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under ‘‘—Limitation on Indebtedness;’’ provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(10)	dividends or distributions to Parent (x) to be used by Parent solely to pay its fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of employees) incurred by Parent in the ordinary course of its business; and (y) in amounts equal to amounts required by Parent to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Subsidiary Guarantors and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company incurred in accordance with the covenant described under ‘‘—Limitation on Indebtedness;’’ provided that such dividends shall be excluded in the calculation of the amount of Restricted Payments to the extent deducted in calculating Consolidated Net Income;

(11)	dividends, distributions or advances to Parent to be used by Parent to pay Federal, state and local taxes payable by Parent and directly attributable to (or arising as a result of) the operations of the Company and the Restricted Subsidiaries; provided, however, that such dividends pursuant to this clause (11) are used by Parent for such purposes within 10 days of the receipt of such dividends; provided further, however, that such dividends shall be included in the calculation of the amount of Restricted Payments to the extent not deducted in calculating Consolidated Net Income;

(12)	without duplication as to amounts distributable with respect to taxes under clause (11) above, in the event Parent or the Company becomes a pass-through or disregarded entity for U.S. federal income tax purposes, Tax Distributions to members of Parent or the Company, as applicable, in an amount, with respect to any period after the last day of the fiscal quarter preceding the issuance of the Notes in 2004, not to exceed the Tax Amount for such period;

(13)	cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to Parent to, fund the payment of fees and expenses owed by the Company or its Restricted Subsidiaries to Affiliates, to the extent the payment of such fees and expenses are permitted by the covenant described under ‘‘—Limitation on Affiliate Transactions;’’ provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments to the extent deducted in calculating Consolidated Net Income;

(14)	the payment of dividends or distributions on the Company’s common equity of up to 6.0% per calendar year of the net proceeds received by the Company from any public Equity Offering or contributed to equity capital of the Company by Parent from any public Equity Offering; provided, however, that such dividends or distributions shall be included in the calculation of Restricted Payments; provided, further, however, that at the time of payment of such dividends or distribution, no Default shall have occurred and be continuing (or result therefrom);

(15)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Company or a Restricted Subsidiary by, any Unrestricted Subsidiaries; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;

(16)	Investments that are made with Excluded Contributions; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments; and

(17)	so long as no Default has occurred and is continuing, other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (17) since the Issue Date not to exceed $20 million; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments.

The amount of all Restricted Payments (other than those made in cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment covenant.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary (directly or indirectly) to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock), (b) make any loans or advances to the Company (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or (c) transfer any of its property or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c):

(A)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C)	any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable on the whole to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

(D)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E)	with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness permitted to be Incurred under the applicable Indenture, or any agreement pursuant to which such Indebtedness was issued;

(F)	restrictions or conditions governing any Indebtedness incurred in connection with Permitted Securitizations that were permitted under clause (13) of paragraph (b) of the covenant described under ‘‘—Limitation on Indebtedness’’ if such restrictions or conditions apply only to the Receivables and the Related Assets that are the subject of the Permitted Securitization, and restrictions or conditions imposed on any SPE Subsidiary in connection with any Permitted Securitization;

(G)	provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business, consistent with past practice or with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(H)	restrictions on cash, Temporary Cash Investment or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(I)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(J)	any restriction arising under applicable law, regulation or order; and

(K)	any encumbrance or restriction existing under or by reason of the Credit Facilities;

(2)	with respect to clause (c) only:

(A)	any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(B)	any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(C)	non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business; and

(D)	encumbrances on property that exist at the time the property was acquired by the Company or a Restricted Subsidiary, provided such encumbrances were not put in place in anticipation of such acquisition; and

(3)	any encumbrances or restrictions of the type referred to in clause (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in paragraphs (1) and (2) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings (other than with respect to the Credit Facilities) are, in the good faith judgment of the Company, no more restrictive on the whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition (in one or more related transactions), unless:

(1)	the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A)	to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Indebtedness under the Credit Facilities in the case of the Senior Indenture, or Senior Indebtedness in the case of the Subordinated Indenture, in each case of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)	to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)	to the extent the Company elects to make an offer to the applicable Noteholders (and (x) under the Senior Indenture, to holders of pari passu Indebtedness of the Company, or (y) under the Subordinated Indenture, to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes of the applicable series (and (x) under the Senior Indenture, to holders of other Senior

Indebtedness of the Company designated by the Company, or (y) under the Subordinated Indenture, to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) within one year from the later of the date of such Asset Disposition or receipt of such Net Available Cash pursuant to and subject to the conditions contained in the applicable Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first paragraph of this covenant within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, shall be used for the purpose contemplated in clause (a)(3)(C) of such paragraph. Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not otherwise applied in accordance with this covenant exceeds $20.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)	Temporary Cash Investments;

(2)	the assumption or discharge of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness other than, in each case, Indebtedness constituting Subordinated Obligations, in connection with such Asset Disposition;

(3)	securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion within 90 days of the receipt of such securities; and

(4)	any Additional Assets (so long as such Additional Assets are acquired for Fair Market Value in connection with the transaction giving rise to such Asset Disposition; provided, however, that the determination of Fair Market Value must be based on an opinion or appraisal issued by an Independent Qualified Party if such Fair Market Value exceeds $25.0 million), which Additional Assets shall be deemed to have been acquired pursuant to clause (3) (B) of the first paragraph of this covenant in connection with such Asset Disposition.

(b) Under the Senior Indenture, in the event of an Asset Disposition that requires the purchase of Senior Notes (and other Senior Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Senior Notes tendered pursuant to an offer by the Company for the Senior Notes (and such other Senior Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Senior Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Senior Notes (and other Senior Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

Under the Subordinated Indenture, in the event of an Asset Disposition that requires the purchase of Senior Subordinated Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Senior Subordinated Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Subordinated Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Senior Subordinated Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Senior Subordinated Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $20.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an ‘‘Affiliate Transaction’’) involving aggregate consideration in excess of $1.0 million, either directly or indirectly, unless:

(1)	the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary, taken as a whole, than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company; and

(3)	if such Affiliate Transaction involves an amount in excess of $25.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1)	any Permitted Investment or Restricted Payment permitted to be made pursuant to the covenant described under ‘‘—Limitation on Restricted Payments;’’

(2)	any payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee benefit plans, stock options and stock ownership plans in the ordinary course of business or consistent with past practice;

(3)	loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(4)	the payment of reasonable fees to, and indemnity provided on behalf of, directors, officers, employees and consultants of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries in the ordinary course of business;

(5)	any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)	payment to Cypress Group L.L.C. and GS Capital Partners 2000, L.P. and any of their respective Affiliates of (x) monitoring or management, consulting, advisory or similar fees in an aggregate amount not to exceed $4.0 million in any fiscal year (plus reasonable out-of-pocket expenses incurred in connection therewith) and (y) fees in respect of financial advisory, financing, underwriting or placement services or in respect of other investment banking activities with respect to any completed transaction, including any acquisitions or divestitures, which payments do not exceed 1.5% of the value of such completed transaction (including, without limitation, fees paid in connection with the 2004 Transactions) and have been approved as evidenced by a resolution of the Board of Directors of the Company;

(7)	the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company and the granting and performance of registration rights;

(8)	pledges of Capital Stock of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries; and

(9)	any agreement as in effect on the Issue Date and described in the offering memorandum, dated December 16, 2004 relating to the notes, or any renewals or extensions of any such agreement (so long as such renewals or extensions, taken as a whole, are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the ‘‘Successor Company’’) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the applicable Trustee, in form satisfactory to the applicable Trustee, all the obligations of the Company under the applicable Notes and the applicable Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, either (a) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under ‘‘—Limitation on Indebtedness’’ or (b) the Consolidated Coverage Ratio for the Successor Company would not be less than immediately prior to such transaction; and

(4)	the Company shall have delivered to the applicable Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the applicable Indenture.

provided, however, that clauses (2) and (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company (so long as no Capital Stock of the Company or the Successor Company (if not the Company) is distributed to any Person) or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the applicable Notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)	except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the applicable Trustee, all the obligations of such Subsidiary, if any, under its applicable Subsidiary Guaranty and the applicable Indenture;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Company delivers to the applicable Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the applicable Indenture.

(c) Pursuant to each Indenture, so long as the applicable Parent Guaranty is in effect, Parent will covenant not to merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)	the resulting, surviving or transferee Person (if not Parent) shall be a Person organized and existing under the laws of the jurisdiction under which Parent was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume all the obligations of Parent, if any, under the applicable Parent Guaranty; and

(2)	the Company delivers to the applicable Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the applicable Indenture.

Future Guarantors

The Company will cause each domestic Restricted Subsidiary that Guarantees the Credit Facilities, to at the same time, execute and deliver to the applicable Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the applicable series of Notes on the same terms and conditions as those set forth in the applicable Indenture.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (subject to the next sentence) and provide the Trustees and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing, in all material respects, all the information, audit reports and exhibits required for such reports. If at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC. Notwithstanding the foregoing, the Company may satisfy such requirements by filing with the SEC the registration statement of which this prospectus is a part or a shelf registration statement covering resales of the outstanding notes, to the extent that any such registration statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustees and Noteholders with such registration statement (and any amendments thereto) promptly following the filing thereof.

In addition, in the event that:

(a) the rules and regulations of the SEC permit a parent entity to report at such parent entity’s level on a consolidated basis and

(b) such parent entity is not engaged in any business in any material respect other than incidental to its ownership of the capital stock of the Company,

such consolidated reporting by such parent entity in a manner consistent with that described in this covenant for the Company will satisfy this covenant.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company will furnish to the Noteholders and to prospective investors, upon the requests of such Noteholders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

The following events are defined in each Indenture as an Event of Default with respect to the applicable series of Notes:

(1)	a default in the payment of interest on the Notes of such series when due, continued for 30 days;

(2)	a default in the payment of principal of any Note of such series when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company or Parent to comply with its obligations under ‘‘—Certain Covenants — Merger and Consolidation’’ above;

(4)	the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under ‘‘Change of Control’’ (other than a failure to purchase Notes validly tendered) or under ‘‘—Certain Covenants’’ under ‘‘—Limitation on Indebtedness,’’ ‘‘—Limitation on Restricted Payments,’’ ‘‘—Limitation on Restrictions on Distributions from Restricted Subsidiaries,’’ ‘‘—Limitation on Sales of Assets and Subsidiary Stock’’ (other than a failure to purchase Notes validly tendered), ‘‘—Limitation on Affiliate Transactions,’’ ‘‘—Limitation on Line of Business,’’ ‘‘—Future Guarantors,’’ or ‘‘—SEC Reports;’’

(5)	the failure by the Company or any Significant Subsidiary to comply for 60 days after notice with its other agreements contained in the applicable Indenture;

(6)	Indebtedness of the Company, any Significant Subsidiary (other than Indebtedness owing to the Company or any Restricted Subsidiary) is not paid within any applicable grace period after its final stated maturity or is accelerated, or in the case of a Permitted Securitization, terminated (except voluntary termination), by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated, or terminated in the case of a Permitted Securitization, exceeds $17.5 million (the ‘‘cross acceleration provision’’);

(7)	certain events of bankruptcy, insolvency or reorganization of Parent (so long as the Parent Guaranty is in effect), the Company or any Significant Subsidiary (the ‘‘bankruptcy provisions’’);

(8)	any judgment or decree for the payment of money in excess of $17.5 million (net of any amounts that are covered by insurance or bonded, treating any deductibles, self-insurance or retention as not so covered) is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the ‘‘judgment default provision’’); or

(9)	the Parent Guaranty or any Subsidiary Guaranty of any Significant Subsidiary with respect to the applicable Notes ceases to be in full force and effect (other than in accordance with the terms of such Parent Guaranty or Subsidiary Guaranty) or Parent or a Subsidiary Guarantor denies or disaffirms its obligations under the Parent Guaranty or its Subsidiary Guaranty.

However, with respect to either Indenture, as the case may be, a Default under clauses (4) and (5) will not constitute an Event of Default thereunder until the applicable Trustee or the holders of 25% in principal amount of the outstanding Notes of the applicable series notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the applicable Trustee or the holders of at least 25% in principal amount of the outstanding Notes of the applicable series may declare the principal of and accrued but unpaid interest on all the applicable Notes to be due and payable by notice in writing to the Company and (if applicable) the Trustee specifying the respective Event of Default and that it is a ‘‘notice of acceleration’’ (the ‘‘Acceleration Notice’’). Upon proper delivery of such Acceleration Notice, such principal and interest shall be due and payable immediately; provided, however, that so long as any Designated Senior Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the receipt by the Company and the Representative of the Designated Senior Indebtedness of such Acceleration Notice and (2) the day on which any Designated Senior Indebtedness is accelerated. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustees or any Noteholders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes of a series may rescind any such acceleration with respect to the Notes of such series and its consequences.

Subject to the provisions of the applicable Indenture relating to the duties of the applicable Trustee, in case an Event of Default occurs and is continuing, the applicable Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the holders of the applicable Notes unless such holders have offered to the applicable Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of Notes of a series may pursue any remedy with respect to the applicable Indenture or such Notes unless:

(1)	such Noteholder has previously given the applicable Trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding applicable Notes have requested the applicable Trustee to pursue the remedy;

(3)	such Noteholders have offered the applicable Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the applicable Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in principal amount of the outstanding applicable Notes have not given the applicable Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes of the applicable series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or of exercising any trust or power conferred on the applicable Trustee. The applicable Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that the applicable Trustee determines is unduly prejudicial to the rights of any other Noteholder or that would involve the applicable Trustee in personal liability.

If a Default occurs, is continuing and is known to the applicable Trustee, the applicable Trustee must mail to each applicable Noteholder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any related Note, the applicable Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the applicable Noteholders. In addition, the Company is required to deliver to the applicable Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company is required to deliver to the applicable Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, each Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes issued thereunder and then outstanding (including consents obtained in connection with a tender offer or exchange for such Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes issued thereunder and then outstanding (including consents obtained in connection with a tender offer or exchange for such Notes). However, without the consent of each holder of an outstanding applicable Note affected thereby, an amendment or waiver may not (with respect to any applicable Notes held by a non-consenting applicable Noteholder), among other things:

(1)	reduce the amount of such Notes whose holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any such Note;

(3)	reduce the principal of or change the Stated Maturity of any such Note;

(4)	reduce the amount payable upon the redemption of any such Note or change the time at which any such Note may be redeemed as described under ‘‘—Optional Redemption’’ above;

(5)	make any such Note payable in money other than that stated in such Note;

(6)	impair the right of any applicable Noteholder to receive payment of principal of and interest on such Noteholder’s Notes of such series on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Noteholder’s Notes of such series;

(7)	make any change in the amendment provisions which require each applicable Noteholder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any such Note that would adversely affect the applicable Noteholders; or

(9)	make any change in, or release other than in accordance with the applicable Indenture, any related Subsidiary Guaranty of a Significant Subsidiary that would adversely affect the applicable Noteholders.

Notwithstanding the preceding, the Company, the Guarantors and the applicable Trustee may amend each Indenture without the consent of any Noteholder:

(1)	to cure any ambiguity, omission, defect, mistake or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of Parent, the Company, or any Subsidiary Guarantor under such Indenture;

(3)	to provide for uncertificated Notes of the applicable series in addition to or in place of certificated Notes of the applicable series (provided that the uncertificated Notes of the applicable series are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes of the applicable series are described in Section 163(f)(2)(B) of the Code);

(4)	to add Guarantees with respect to the applicable Notes, including any Subsidiary Guaranties, or to secure the applicable Notes;

(5)	to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the applicable Noteholders or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights of any applicable Noteholder;

(7)	to comply with any requirement of the SEC in connection with the qualification of such Indenture under the Trust Indenture Act; or

(8)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of the applicable Notes; provided, however, that (a) compliance with such Indenture as so amended would not result in such Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of the applicable Noteholders to transfer the applicable Notes.

However, no amendment to or waiver of the subordination provisions of the Subordinated Indenture (or the component definitions used therein) may be made without the consent of the holders of Senior Indebtedness of the Company and the Guarantors (or their Representative).

The consent of the applicable Noteholders is not necessary under an Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under an Indenture becomes effective, the Company is required to mail to the applicable Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all applicable Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Noteholder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of an Indenture or the Notes unless such consideration is offered to all applicable Noteholders and is paid to all applicable Noteholders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Satisfaction and Discharge

When the Company (1) delivers to the applicable Trustee all outstanding applicable Notes for cancellation or (2) all outstanding applicable Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), the Company irrevocably deposits with the applicable Trustee funds sufficient to pay at maturity or upon redemption all outstanding applicable Notes, including interest thereon to maturity or such redemption date, and if in either case the Company pays all other sums payable under the applicable Indenture by it, then the applicable Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

Each Indenture provides that at any time, the Company may terminate all of its obligations under the applicable Notes and the applicable Indenture (‘‘legal defeasance’’), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the applicable Notes, to replace mutilated, destroyed, lost or stolen Notes of the applicable series and to maintain a registrar and paying agent in respect of such Notes.

In addition, under each Indenture, at any time the Company may terminate its obligations under ‘‘—Change of Control’’ and under the covenants described under ‘‘—Certain Covenants’’ (other than the covenant described under ‘‘—Merger and Consolidation’’), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Parent and Significant Subsidiaries and the judgment default provision described under ‘‘—Defaults’’ above and the limitations contained in clause (3) of the first paragraph under ‘‘—Certain Covenants—Merger and Consolidation’’ above (‘‘covenant defeasance’’).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option under an Indenture, payment of the applicable Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option under an Indenture, payment of the applicable Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Parent and Significant Subsidiaries) (8) or (9) under ‘‘—Defaults’’ above or because of the failure of the Company to comply with clause (3) of the first paragraph under ‘‘—Certain Covenants—Merger and Consolidation’’ above. If the Company exercises its legal defeasance option or its covenant defeasance option under an Indenture, each Guarantor will be released from all of its obligations with respect to the related Guaranty.

In order to exercise either of the Company’s defeasance options, it must irrevocably deposit in trust (the ‘‘defeasance trust’’) with the applicable Trustee money or U.S. Government Obligations for the payment of principal and interest on the applicable Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the applicable Trustee of an Opinion of Counsel to the effect that applicable Noteholders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

Wilmington Trust Company is the Trustee under each of the Indentures and has been appointed as registrar and paying agent with regard to the Notes.

Each Indenture contains certain limitations on the rights of the applicable Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the outstanding Notes under an Indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the applicable Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the applicable Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the applicable Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request of any applicable Noteholder, unless such Noteholder shall have offered to the applicable Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the applicable Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor will have any liability for any obligations of the Company or any Guarantor under the Notes, any Guaranty or Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Noteholder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indentures and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

‘‘2004 Transactions’’ means the Acquisition, the entering into and initial funding under the Credit Agreement, the issuance of the Notes and each other transaction incident thereto.

‘‘Acquisition’’ means the purchase by Parent of the Company and certain other subsidiaries of Cooper Tire & Rubber Company and Cooper Tyre & Rubber Company UK Limited. ‘‘Additional Assets’’ means:

(1)	any property, plant or equipment used in a Related Business, including improvements, through capital expenditures or otherwise, relating thereto (whether previously owned or acquired at the time such improvements are being made);

(2)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

‘‘Additional Notes’’ means any Additional Senior Notes and any Additional Subordinated Notes, as applicable.

‘‘Additional Senior Notes’’ means any Senior Notes issued after the Issue Date.

‘‘Additional Subordinated Notes’’ means any Senior Subordinated Notes issued after the Issue Date.

‘‘Affiliate’’ of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, ‘‘control’’ when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms ‘‘controlling’’ and ‘‘controlled’’ have meanings correlative to the foregoing.

‘‘Asset Disposition’’ means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a ‘‘disposition’’), of:

(1)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under ‘‘—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock’’ only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under ‘‘—Certain Covenants—Limitation on Restricted Payments’’ and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under ‘‘—Certain Covenants—Merger and Consolidation;’’

(C) any disposition that constitutes a Change of Control;

(D) a disposition of assets with a Fair Market Value of less than $2.0 million;

(E) a disposition of cash or Temporary Cash Investments;

(F) sales or other dispositions of obsolete, uneconomical, negligible, worn-out or surplus assets in the ordinary course of business (including equipment and intellectual property);

(G) sales, transfers and other dispositions of Receivables and Related Assets (as defined in the definition of ‘‘Permitted Securitization’’) pursuant to Permitted Securitizations;

(H) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien); and

(I) any sale, transfer or other disposition of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary.)

‘‘Attributable Debt’’ in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) (discounted at the interest rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided that if such interest rate cannot be determined in accordance with GAAP, the present value shall be discounted at the interest rate borne by the Senior Subordinated Notes, compounded annually); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of ‘‘Capital Lease Obligation.’’

‘‘Average Life’’ means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

‘‘Bank Indebtedness’’ means all Obligations pursuant to, or in respect of, the Credit Agreement.

‘‘Board of Directors’’ with respect to a Person means the Board of Directors of such Person (or, if such Person is (i) a limited liability company, the manager of such company and (ii) a partnership, the board of directors or other governing body of the general partner of such Person) or any committee thereof duly authorized to act on behalf of such Board of Directors.

‘‘Business Day’’ means each day which is not a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the city in which the headquarters of the Company are located.

‘‘Capital Lease Obligation’’ means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

‘‘Capital Stock’’ of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended.

‘‘Commodities Agreement’’ means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

‘‘Consolidated Coverage Ratio’’ as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ended for which internal financial statements are available prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment or acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the

Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurodollar interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

If any Indebtedness has been incurred under a revolving credit facility or revolving advances with respect to any Permitted Securitization and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation.

‘‘Consolidated Interest Expense’’ means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries included in the Company’s consolidated income statement in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount and debt issuance cost;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	to the extent included in the calculation of net income under GAAP, commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6)	to the extent included in the calculation of net income under GAAP, net payments pursuant to Hedging Obligations;

(7)	dividends accrued in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor, in each case held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith);

(8)	interest incurred in connection with Investments in discontinued operations;

(9)	interest actually paid by the Company or any Restricted Subsidiary under any Guarantee of any Indebtedness of any Person other than the Company or any Restricted Subsidiary;

(10)	the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or any Subsidiary Guarantor) in connection with Indebtedness Incurred by such plan or trust; and

(11)	commissions, discounts, yield and other fees and charges incurred in connection with Permitted Securitizations during such period which are payable to any Person other than the Company or a Subsidiary Guarantor and that are comparable to or in the nature of interest under any Permitted Securitization, including losses on the sale of assets relating to any receivables securitization transaction accounted for as a ‘‘true sale’’ (other than any one time financing fees paid upon entering into any Permitted Securitization);

and less, (1) to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs associated with the 2004 Transactions and (B) the amortization during such period of other capitalized financing costs as determined in good faith by the chief financial officer of the Company and (2) interest income for such period.

‘‘Consolidated Net Income’’ means, for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	any net income (or loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A)	subject to the exclusion contained in clause (5) below,(i) the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person (or to the extent promptly converted into cash) during such period to the Company or a Restricted Subsidiary as a dividend or other distribution and (ii) any dividend, distribution or other payments in respect of Capital Stock paid in cash by such Person to the Company or a Restricted Subsidiary thereof in excess of the amount included in clause (i) (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B)	the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or any Restricted Subsidiary;

(2)	any net income (or loss) of any Person acquired by the Company or a Subsidiary in any transaction accounted for in a manner similar to a pooling of interests for any period prior to the date of such acquisition;

(3)	solely for the purpose of calculating the amount available for Restricted Payments under clause (a)(3) of ‘‘—Certain Covenants—Limitation on Restricted Payments,’’ any net income of any Restricted Subsidiary if such Restricted Subsidiary is not a Subsidiary Guarantor and is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions in respect of its Capital Stock by such Restricted Subsidiary, directly or indirectly, to the Company (but, in the case of any Foreign Subsidiary, only to the extent cash equal to such net income (or a portion thereof) for such period is not readily procurable by the Company from such Foreign Subsidiary (with the amount of cash readily procurable from such Foreign Subsidiary being determined in good faith by the chief financial officer of the Company) pursuant to intercompany loans, repurchases of Capital Stock or otherwise (without duplication from clause (1))); provided that, subject to the exclusion contained in clause (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Subsidiary Guarantor as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause (3));

(4)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period except to the extent such loss has been funded with cash from the Company or any Subsidiary Guarantor;

(5)	any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(6)	any net after-tax extraordinary, unusual or nonrecurring gains or losses (less all fees and expenses relating thereto) or income or expense or charge, including, without limitation, any severance expense, restructuring charges, and fees, expenses or charges related to any offering of Capital Stock of such Person, any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges and related to the 2004 Transactions;

(7)	the cumulative effect of a change in accounting principles;

(8)	any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141;

(9)	any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries;

(10)	any one-time non-cash charges (such as capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the 2004 Transactions or any acquisition that is consummated prior to or after the Issue Date; and

(11)	accruals and reserves that are established within twelve months after the Acquisition’s closing date and that are so required to be established as a result of the 2004 Transactions in accordance with GAAP;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under ‘‘—Certain Covenants—Limitation on Restricted Payments’’ only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

‘‘Consolidated Net Tangible Assets’’ as of any date of determination, means the Total Assets of the Company and the Restricted Subsidiaries after giving effect to purchase accounting and after deducting therefrom the consolidated current liabilities of the Company and the Restricted Subsidiaries and, to the extent otherwise included, the amounts of:

(1)	minority interests in Restricted Subsidiaries held by Persons other than the Company of a Restricted Subsidiary;

(2)	excess of cost over fair value of assets of business acquired, as determined in good faith by the Board of Directors;

(3)	any revaluation or other write-up in book value of assets subsequent to the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(4)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(5)	treasury stock;

(6)	cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in the consolidated current liabilities of the Company and the Restricted Subsidiaries; and

(7)	Investments in Unrestricted Subsidiaries.

‘‘Consolidated Senior Secured Debt’’ for the purposes of the Senior Indenture, means, at any time, as determined at such time, without duplication, the sum of (1) the aggregate principal amount of Indebtedness of the Company or any of its Restricted Subsidiaries that is secured by a Lien on the assets of the Company or any Restricted Subsidiary other than Indebtedness of any Foreign Subsidiary permitted to be incurred under clause (11) under ‘‘—Certain Covenants—Limitation on Indebtedness’’ and (2) the aggregate principal amount of any Permitted Securitizations.

‘‘Consolidated Senior Secured Leverage Ratio’’ for the purposes of the Senior Indenture means as of any date, the ratio of Consolidated Senior Secured Debt on such date to EBITDA for the most recent four consecutive fiscal quarters ended for which internal financial statements are available (the ‘‘Four Quarter Period’’) prior to the date of the transaction giving rise to the need to calculate the Consolidated Senior Secured Leverage Ratio. In addition to and not in limitation of the foregoing, for the purposes of this definition, ‘‘Consolidated Senior Secured Debt’’ shall be calculated after giving pro forma effect to any Incurrence of Indebtedness on the applicable Transaction Date and the use of proceeds therefrom, and:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such Four Quarter Period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Senior Secured Leverage Ratio is an Incurrence of Indebtedness, or both, EBITDA for such Four Quarter Period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such Four Quarter Period;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such Four Quarter Period (including by the sale of Capital Stock of any Restricted Subsidiary whereby the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale) or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Senior Secured Leverage Ratio, EBITDA for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such Four Quarter Period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)	if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such Four Quarter Period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such Four Quarter Period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such Four Quarter Period;

(4)	if since the beginning of such Four Quarter Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any Investment or acquisition of assets occurring in connection with a transaction requiring a calculation of the Consolidated Senior Secured Leverage Ratio to be made hereunder, EBITDA for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such Four Quarter Period; and

(5)	if since the beginning of such Four Quarter Period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Four Quarter Period shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such Four Quarter Period, EBITDA for such Four Quarter Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income, earnings or EBITDA relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company.

‘‘Credit Agreement’’ means the senior debt facilities under the Credit Agreement to be entered into by and among, Parent, the Company, certain of its Subsidiaries, the lenders referred to therein, Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Goldman Sachs Credit Partners L.P., The Bank of Nova Scotia and UBS Securities LLC, each as Co-Documentation Agents, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

‘‘Credit Facilities’’ means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities, including the Credit Agreement, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit, bank guaranties or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

‘‘Currency Agreement’’ means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

‘‘Default’’ means any event which is, or after notice or passage of time or both would be, an Event of Default.

‘‘Designated Senior Indebtedness,’’ as defined in the Subordinated Indenture, with respect to a Person means:

(1)	the Bank Indebtedness; and

(2)	any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $50.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as ‘‘Designated Senior Indebtedness’’ for purposes of the Subordinated Indenture.

‘‘Disqualified Stock’’ means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is redeemable or must be purchased upon the occurrence of certain events or otherwise at the option of the holder, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the applicable Notes; provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an ‘‘asset sale’’ or ‘‘change of control’’ (each defined in a substantially similar manner to the corresponding definitions in the applicable Indenture) occurring prior to the first anniversary of the Stated Maturity of the applicable Notes shall not constitute Disqualified Stock if any such requirement only becomes operative after compliance with such terms applicable to such Notes, including the purchase of any such Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the applicable Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

‘‘EBITDA’’ for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income and otherwise without duplication:

(1)	all tax expense of the Company and its consolidated Restricted Subsidiaries for taxes based on income, profits or capital, including without limitation state, franchise and similar taxes (including state franchise taxes), of such Person and its Restricted Subsidiaries or, if applicable, the Tax Amount, for such period;

(2)	Consolidated Interest Expense;

(3)	depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(4)	all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income of the Company and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Company and its consolidated Restricted Subsidiaries in the ordinary course of business);

(5)	any non-recurring fees, cash charges and other cash expenses made or incurred by the Company and its consolidated Restricted Subsidiaries in connection with the 2004 Transactions that are paid or otherwise accounted for within 90 days of the Issue Date in an aggregate amount not to exceed $55.0 million; and

(6)	any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness and Hedging Obligations.

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary of the Company that is not a Subsidiary Guarantor shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if (x) a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders or (y) in the case of any Foreign Subsidiary, a corresponding amount of cash is readily procurable by the Company from such Foreign Subsidiary (as determined in good faith by the chief financial officer of the

Company) pursuant to intercompany loans, repurchases of Capital Stock or otherwise, provided that to the extent cash of such Foreign Subsidiary provided the basis for including the net income of such Foreign Subsidiary in Consolidated Net Income pursuant to clause (3) of the definition of ‘‘Consolidated Net Income,’’ such cash shall not be taken into account for the purposes of determining readily procurable cash under this clause (y).

‘‘Equity Offering’’ means any public or private sale after the Issue Date of common stock or Preferred Stock of the Company or Parent, as applicable (other than Disqualified Stock), other than public offerings with respect to Parent’s, the Company’s or such direct or indirect parent company’s common stock registered on Form S-8 and any such public or private sale that constitutes an Excluded Contribution.

‘‘Exchange Act’’ means the U.S. Securities Exchange Act of 1934, as amended.

‘‘Exchange Notes’’ means the debt securities of the Company issued pursuant to an Indenture in exchange for, and in an aggregate principal amount equal to, the Notes or Additional Notes issued thereunder, in compliance with the terms of a registration rights agreement, or any similar agreement or otherwise.

‘‘Excluded Contributions’’ means the Net Cash Proceeds received by the Company after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of the Company;

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Company, the cash proceeds of which are excluded from the calculation set forth in clause (a)(3) of the first paragraph of ‘‘—Certain Covenants—Limitation on Restricted Payments.’’

‘‘Fair Market Value’’ means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Company and (i) in the event of transactions involving a Fair Market Value of more than $5.0 million, set forth in an Officer’s Certificate, and (ii) in the event of transactions involving a Fair Market Value of more than $10.0 million, as determined by the Board of Directors of the Company (unless otherwise provided in the Indenture).

‘‘Foreign Subsidiary’’ means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

‘‘GAAP’’ means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

‘‘Guarantee’’ means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term ‘‘Guarantee’’ shall not include endorsements for collection or deposit in the ordinary course of business. The term ‘‘Guarantee’’ used as a verb has a corresponding meaning.

‘‘Guarantors’’ means Parent and the Subsidiary Guarantors.

‘‘Guaranty’’ means the Parent Guaranty and the Subsidiary Guaranties.

‘‘Guaranty Agreement’’ means a supplemental indenture entered into after the Issue Date, in a form satisfactory to the applicable Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the applicable Notes on the terms provided for in the applicable Indenture.

‘‘Hedging Obligations’’ of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

‘‘Incur’’ means issue, assume, Guarantee, incur, acquire or otherwise become liable (contingently or otherwise) for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term ‘‘Incurrence’’ when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with ‘‘—Certain Covenants—Limitation on Indebtedness’’:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

‘‘Indebtedness’’ means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	the balance of deferred and unpaid purchase price of property or services, of such Person and all obligations of such Person under any title retention agreement (but, in each case, excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business); provided that any Indebtedness Incurred to pay or otherwise discharge such obligations shall constitute Indebtedness;

(4)	the principal component of all obligations of such Person in respect of any letter of credit, bankers’ acceptance or similar credit transaction (including reimbursement obligations with respect thereto) (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person that is not a Subsidiary Guarantor, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	to the extent not otherwise included in this definition, Hedging Obligations of such Person;

(7)	all obligations of the type referred to in clauses (1) through (6) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(8)	all obligations of the type referred to in clauses (1) through (7) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets at such date of determination and the amount of the obligation so secured; and

(9)	to the extent not otherwise included, with respect to the Company and its Restricted Subsidiaries, the amount of any Permitted Securitization.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term ‘‘Indebtedness’’ will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing or similar obligations; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

Notwithstanding the foregoing, for purposes of the definitions of ‘‘Obligations’’ and ‘‘Senior Indebtedness’’ as used herein (and only such definitions), the term ‘‘Indebtedness’’ shall include (i) all obligations of such Person in respect of any letter of credit, bankers’ acceptance or similar credit transaction (including reimbursement obligations and fees with respect thereto), (ii) all Hedging Obligations of such Person and (iii) all obligations of such Person pursuant to any Commodities Agreement.

‘‘Indentures’’ means the Senior Indenture and the Subordinated Indenture, unless the context otherwise requires.

‘‘Independent Qualified Party’’ means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

‘‘Initial Purchasers’’ means Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc. and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the Senior Subordinated Notes.

‘‘Interest Rate Agreement’’ means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate collar agreement, interest rate hedge agreement, interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

‘‘Investment’’ in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of ‘‘Unrestricted Subsidiary,’’ the definition of ‘‘Restricted Payment’’ and the covenant described under ‘‘—Certain Covenants—Limitation on Restricted Payments:’’

(1)	‘‘Investment’’ shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent ‘‘Investment’’ in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s ‘‘Investment’’ in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

‘‘Issue Date’’ means the first date on which the Notes are originally issued.

‘‘Lien’’ means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease, in and of itself, be deemed to constitute a Lien.

‘‘Moody’s’’ means Moody’s Investors Service, Inc. and any successor to its rating agency business.

‘‘Net Available Cash’’ from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

‘‘Net Cash Proceeds,’’ with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

‘‘Noteholder’’ means the Person in whose name a Note is registered on the applicable Registrar’s books.

‘‘Notes’’ means the Senior Notes and Senior Subordinated Notes, unless the context otherwise requires.

‘‘Obligations’’ means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness (including interest and fees accruing on or after the filing of any petition with respect to any bankruptcy, insolvency or reorganization of any obligor at the rate provided for in the documentation with respect thereto, whether or not a claim for post-filing interest and fees is allowed under applicable law).

‘‘Officer’’ means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

‘‘Officers’ Certificate’’ means a certificate signed by an Officer.

‘‘Opinion of Counsel’’ means a written opinion from legal counsel who is acceptable to the applicable Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

‘‘Parent’’ means Cooper-Standard Holdings Inc. All references to Parent shall include, unless the context requires otherwise, any entity that directly or indirectly owns all of the Company’s Voting Stock.

‘‘Parent Guaranty’’ means the Guarantee by Cooper-Standard Holdings Inc. of the Company’s obligations with respect to a series of Notes, including any Guarantee entered into after the Issue Date.

‘‘Permitted Holders’’ means The Cypress Group L.L.C. and GS Capital Partners 2000, L.P. and their respective Affiliates as of the Issue Date that are neither operating companies nor subsidiaries of operating companies.

‘‘Permitted Investment’’ means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Temporary Cash Investments;

(4)	receivables owing to, and recorded as accounts receivable on the balance sheet of, the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, not to exceed $5.0 million in the aggregate at any one time outstanding;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under ‘‘—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock’’ or (B) a disposition of assets not constituting an Asset Disposition;

(9)	Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under ‘‘—Certain Covenants—Limitation on Indebtedness;’’

(12)	any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date;

(13)	Investments the payment for which consists of Capital Stock of the Company (other than Disqualified Stock) or any direct or indirect parent company of the Company, as applicable; provided, however, that such Capital Stock will not increase the amount available for Restricted Payments under clause (a)(3) of the covenant described under ‘‘—Certain Covenants—Limitation on Restricted Payments;’’

(14)	an SPE Subsidiary or an Investment by an SPE Subsidiary in any other Person as required by or in connection with Permitted Securitization;

(15)	any Permitted Joint Venture having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (15), not to exceed 5% of Consolidated Net Tangible Assets;

(16)	Investments existing on the Issue Date; and

(17)	additional Investments by the Company or any of its Restricted Subsidiaries (including, but not limited to, Permitted Joint Ventures) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (17), not to exceed $10.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

‘‘Permitted Joint Venture’’ means any joint venture in which the Company or any Subsidiary holds an equity interest and that is engaged in a Related Business.

‘‘Permitted Junior Securities’’ shall mean debt or equity securities of the Company or Parent or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or the Company or Parent, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Company or Parent, as applicable, at least to the same extent that the Senior Subordinated Notes are subordinated to the payment of all Senior Indebtedness of the Company or Parent, as applicable, on the Issue Date, so long as (a) to the extent that any Senior Indebtedness of the Company or Parent, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment and (b) in the case of debt securities, such debt securities:

(1)	are unsecured;

(2)	have no maturity, amortization, sinking fund, repayment or similar payment earlier than one year after the final maturity of all Senior Indebtedness of the Company then outstanding (as such Senior Indebtedness may be modified pursuant to any such reorganization or readjustment);

(3)	do not require the cash payment of principal, interest or other cash amounts until such time as all Senior Indebtedness of the Company then outstanding (as such Senior Indebtedness may be modified pursuant to any such reorganization or readjustments) has been paid in full in cash or cash equivalents acceptable to holders of such Senior Indebtedness; and

(4)	to the extent that the same are to be guaranteed, shall only be guaranteed by Subsidiaries of the Company that have guaranteed the Senior Indebtedness of the Company (as such Senior Indebtedness may be modified pursuant to any such reorganization or readjustment) and such guarantees shall be subordinated at least to the same extent as the Senior Subordinated Note Guarantees are subordinated to the payment of all Senior Indebtedness of the Subsidiary Guarantors.

‘‘Permitted Liens’’ means:

(1)	Liens existing on the Issue Date:

(2)	Liens existing on property or assets at the time of acquisition by the Company or a Restricted Subsidiary which secure Indebtedness that is not incurred in contemplation of such property or assets being so acquired; provided that such Liens do not extend to other property or assets of the Company or any Restricted Subsidiary;

(3)	Liens securing Indebtedness of the type described in (x) clause (5) under ‘‘—Certain Covenants—Limitation on Indebtedness;’’ provided that such Liens were in existence prior to the Incurrence of such Indebtedness, were not imposed in contemplation of the Incurrence of such Indebtedness and do not extend to any assets other than those of the Person acquired by the Company or any Restricted Subsidiary related to such Incurrence, (y) clause (11) under ‘‘—Certain Covenants—Limitation on Indebtedness;’’ provided that such Lien is attached within 180 days of the Incurrence of such Indebtedness and (z) clause (12) under ‘‘—Certain Covenants—Limitation on Indebtedness;’’

(4)	In the Senior Indenture only, Liens securing (a) Indebtedness of the type described in clause (b)(1) under ‘‘—Certain Covenants—Limitation on Indebtedness’’ and (b) the maximum principal amount of Indebtedness that can be Incurred under Credit Facilities and related Hedging Obligations such that on the date of the Incurrence, after giving pro forma effect to the Incurrence thereof and the application of the proceeds thereof, the Consolidated Senior Secured Leverage Ratio does not exceed 3.0 to 1.0;

(5)	Liens replacing any of the items set forth in clauses (1) through (3) above; provided that (A) the principal amount of the Indebtedness secured by such Liens shall not be increased (except premiums or other payments paid in connection with a concurrent Refinancing of such Indebtedness and the expenses Incurred in connection therewith), (B) such Liens have the same or a lower ranking and priority as the Liens being replaced; and (C) such Liens shall be limited to the property or assets encumbered by the Lien so replaced;

(6)	Liens encumbering cash proceeds (or securities purchased therewith) from Indebtedness permitted to be Incurred as described under ‘‘—Certain Covenants—Limitation on Indebtedness’’ which are set aside at the time of such Incurrence in order to secure an escrow arrangement pursuant to which such cash proceeds (or securities purchased therewith) are contemplated to ultimately be released to the Company or a Restricted Subsidiary or returned to the lenders of such Indebtedness; provided that such Liens are automatically released concurrently with the release of such cash proceeds (or securities purchased therewith) from such escrow arrangement;

(7)	Liens in favor of the Company or a Restricted Subsidiary;

(8)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(10)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith;

(11)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or similar obligations, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(12)	judgment Liens not accompanied by an Event of Default of the type described in clause (8) under ‘‘Events of Default’’ arising from such judgment;

(13)	easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(14)	any interest or title of a lessor under any lease, whether or not characterized as capital or operating; provided that such Liens do not extend to any property or assets which is not leased property subject to such lease;

(15)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(17)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of the Restricted Subsidiaries, including rights of offset and set-off;

(18)	leases or subleases granted to others not interfering in any material respect with the business of the Company or the Restricted Subsidiaries;

(19)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with importation of goods;

(20)	Liens encumbering initial deposits and margin deposits, and other Liens incurred in the ordinary course of business and that are within the general parameters customary in the industry;

(21)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(22)	Liens on Receivables and Related Assets transferred to an SPE Subsidiary or on assets of an SPE Subsidiary, in either case incurred in connection with a Permitted Securitization;

(23)	in the Subordinated Indenture only, Liens to secure Senior Indebtedness of the Company or any Guarantor or Indebtedness of any Restricted Subsidiary that is not a Guarantor; and

(24)	in the Senior Indenture only, Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted under the Senior Indenture to be, secured by a Lien on the same property securing such Hedging Obligation.

‘‘Permitted Securitization’’ means any transaction or series of transactions that may be entered into by the Company or any Subsidiary pursuant to which it may sell, convey, contribute to capital or otherwise transfer (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the ‘‘Related Assets’’) (i) to a trust, partnership, corporation or other Person (other than the Company or any Subsidiary other than a SPE Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (ii) directly to one or more investors or other purchasers (other than the Company or any Subsidiary), it being understood that a Permitted Securitization may involve (A) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to an SPE Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness incurred by the SPE Subsidiary), and all such transfers, pledges and Indebtedness Incurrences shall be part of and constitute a single Permitted Securitization, and (B) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any SPE Subsidiary) or the Company (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of other customary securitization undertakings in the jurisdiction relevant to such transactions.

The ‘‘amount’’ or ‘‘principal amount’’ of any Permitted Securitization shall be deemed at any time to be (1) the aggregate principal or stated amount of the Indebtedness, fractional undivided interests (which stated amount may be described as a ‘‘net investment’’ or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Permitted Securitization, in each case outstanding at such time, or (2) in the case of any Permitted Securitization in respect of which no such Indebtedness, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer in connection with its purchase of Receivables less the amount of collections received in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.

‘‘Person’’ means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

‘‘Preferred Stock,’’ as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

‘‘Receivables’’ means accounts receivable (including all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of chattel paper) and whether or not earned by performance).

‘‘Refinance’’ means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. ‘‘Refinanced’’ and ‘‘Refinancing’’ shall have correlative meanings.

‘‘Refinancing Indebtedness’’ means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the applicable Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4)	if the Indebtedness being Refinanced is a Subordinated Obligation with respect to the applicable Notes, such Refinancing Indebtedness is subordinated in right of payment to the applicable Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of a Subsidiary Guarantor or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

‘‘Related Business’’ means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

‘‘Representative’’ means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person; provided that if, and for so long as, any Senior Indebtedness lacks such a representative, then actions to be taken by the Representative for such Senior Indebtedness may be made by the holders of a majority in outstanding principal amount of such Senior Indebtedness.

‘‘Restricted Payment’’ with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Company or Parent held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than by the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

‘‘Restricted Subsidiary’’ means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

‘‘Sale/Leaseback Transaction’’ means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a third-Person and the Company or a Restricted Subsidiary leases it from such Person.

‘‘SEC’’ means the U.S. Securities and Exchange Commission.

‘‘Securities Act’’ means the U.S. Securities Act of 1933, as amended.

‘‘Senior Indebtedness,’’ as defined in the Subordinated Indenture, means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above, including, without limitation, (x) all monetary obligations of every nature of the Company and each Subsidiary Guarantor under, or with respect to, the Credit Facilities, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof) and (y) all Hedging Obligations (and guarantees thereof);

unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the Notes or the related Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Company or any Subsidiary;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability, in each case, to trade creditors arising in the ordinary course of business; provided that obligations incurred pursuant to the Credit Facilities shall not be excluded pursuant to this clause (3);

(4)	any Indebtedness or other Obligation of such Person which is expressly subordinate or junior in right of payment in any respect to any other Indebtedness or other Obligation of such Person;

(5)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture, provided, however, that (x) with respect to any Indebtedness Incurred under any of the Credit Facilities, no such violation shall be deemed to exist for the purposes of this clause (5) if the holders of such Indebtedness or their representatives (i) shall have received an Officer’s Certificate (or representation and warranty) to the effect that the Incurrence of the Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the Indenture and (y) any revolving Indebtedness under the Credit Facilities incurred in violation of such covenant as a result of the reduction required by subclause (x)(ii) of the proviso appearing in clause (b)(1) of such covenant shall not be excluded from Senior Indebtedness, so long as such Indebtedness was extended in good faith; or

(6)	the Senior Subordinated Notes or the Guarantees of the Senior Subordinated Notes.

‘‘Senior Indenture’’ means the Indenture, dated as of the Issue Date, among the Company, the Guarantors and the Senior Note Trustee, under which the exchange Senior Notes will be issued.

‘‘Senior Notes’’ means the Company’s 7% Senior Notes due 2012.

‘‘Senior Notes Trustee’’ means Wilmington Trust Company, as Trustee under the Senior Indenture, until a successor replaces it and, thereafter, means the successor.

‘‘Senior Subordinated Indebtedness,’’ as defined in the Subordinated Indenture, means, with respect to a Person, the Notes (in the case of the Company), the Parent Guaranty (in the case of Parent), a Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

‘‘Senior Subordinated Notes’’ means the Company’s 8 3/8% Senior Subordinated Notes due 2014.

‘‘Significant Subsidiary’’ means any Restricted Subsidiary that would be a ‘‘Significant Subsidiary’’ of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

‘‘SPE Subsidiary’’ means any Subsidiary formed solely for the purpose of, and that engages only in, one or more Permitted Securitizations.

‘‘Standard & Poor’s’’ means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

‘‘Stated Maturity’’ means (x) with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred) and (y) with respect to any Capital Lease Obligation, the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

‘‘Subordinated Indenture’’ means the Indenture, dated as of the Issue Date, among the Company, the Guarantors and the Subordinated Note Trustee, under which the exchange Senior Subordinated Notes will be issued.

‘‘Subordinated Note Trustee’’ means Wilmington Trust Company, as Trustee under the Subordinated Indenture, until a successor replaces it, and, thereafter, the successor.

‘‘Subordinated Obligation’’ means, with respect to a Person and a series of Notes, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the applicable Notes or a Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

‘‘Subsidiary’’ means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

‘‘Subsidiary Guarantor’’ means, with respect to a series of Notes, each domestic Subsidiary of the Company that executes the applicable Indenture as a guarantor on the Issue Date and each other domestic Subsidiary of the Company that thereafter guarantees such Notes or any related Exchange Notes pursuant to the terms of the applicable Indenture.

‘‘Subsidiary Guaranty’’ means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to a series of Notes, Exchange Notes and, to the extent permitted under ‘‘—Certain Covenants—Limitation on Indebtedness,’’ the related Additional Notes, if any.

‘‘Tax Amount’’ means (i) for any period, the aggregate amount of Tax Distributions required to be made during such period by Parent or the Company, as applicable, to their direct or indirect owners for the purpose of enabling such owners to pay their Tax liability on their respective shares of cumulative taxable income attributable to Parent or the Company, as applicable, assuming the highest marginal federal, state and local tax rate for individuals in effect for the year and assuming residency in New York City, New York, and (ii) for any period, the amount of Tax required to be paid by the direct or indirect owners of Parent or the Company, as applicable, directly to taxing authorities in respect of taxable income attributable to Parent or the Company and amounts paid in respect of franchise, capital and other non-income taxes required to be paid by such direct or indirect owners.

‘‘Tax Distribution’’ means, in the event Parent or the Company becomes a pass-through or disregarded entity for U.S. federal income tax purposes, a distribution in respect of taxes to the members of Parent or the Company, as applicable.

‘‘Temporary Cash Investments’’ means any of the following:

(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed or insured by the United States of America or any agency thereof;

(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated ‘‘A’’ (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of ‘‘P-1’’ (or higher) according to Moody’s or ‘‘A-1’’ (or higher) according to Standard and Poor’s;

(5)	investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least ‘‘A’’ by Standard & Poor’s or ‘‘A’’ by Moody’s; and

(6)	investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above;

provided that for purposes of the subordination provisions, the term ‘‘Temporary Cash Investments’’ shall not include obligations of the type referred to in preceding clause (3) or (6) (to the extent relating to investments described in preceding clause (3)).

‘‘Total Assets’’ means the total consolidated assets determined in accordance with GAAP, of, in the case of the Company, the Company and its Restricted Subsidiaries, and, in the case of Foreign Subsidiaries, the total consolidated assets of such Foreign Subsidiaries, in each case as shown on the most recent available internal balance sheet of such Person.

‘‘Trust Indenture Act’’ means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date; provided that in the event that the Trust Indenture Act of 1939 is amended after the Issue Date, ‘‘Trust Indenture Act’’ means, to the extent required by any such amendment, the Trust Indenture Act of 1939, as amended.

‘‘Trust Officer’’ means any officer within the corporate trust department of the applicable Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the applicable Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of an familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

‘‘Trustee’’ means the Senior Note Trustee or the Subordinated Note Trustee, as applicable.

‘‘Unrestricted Subsidiary’’ means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under ‘‘—Certain Covenants— Limitation on Restricted Payments.’’

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) either (a) the Consolidated Coverage Ratio would not be less than immediately prior to such designation or (b) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under ‘‘—Certain Covenants—Limitation on Indebtedness’’ and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the applicable Trustee by promptly filing with the applicable Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

‘‘U.S. Dollar Equivalent’’ means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the ‘‘Exchange Rates’’ column under the heading ‘‘Currency Trading’’ on the date two Business Days prior to such determination.

‘‘U.S. Government Obligations’’ means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

‘‘Voting Stock’’ of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

‘‘Wholly Owned Subsidiary’’ means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

BOOK ENTRY; DELIVERY AND FORM

The certificates representing the exchange notes are issued in fully registered form without interest coupons.

Each issue of exchange notes are represented by a global note in definitive, fully registered form without interest coupons. The global notes have been deposited with the applicable trustee as custodian for DTC and registered in the name of a nominee of DTC.

Except in the limited circumstances described below, owners of beneficial interests in global notes are not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.

The Global Notes

We understand that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian has credited, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes is shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global notes is limited to persons who have accounts with DTC (‘‘participants’’) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the exchange notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global notes for all purposes under the applicable Indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the applicable Indenture with respect to the applicable exchange notes.

Payments of the principal of, premium, if any, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of our company, any Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on any global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the applicable indenture, DTC will exchange the global notes for certificated securities.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a ‘‘clearing corporation’’ within the meaning of the Uniform Commercial Code and a ‘‘Clearing Agency’’ registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (‘‘indirect participants’’).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither our company nor any Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the global notes (i) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, (ii) in case of an event of default under the indentures governing the notes as described above or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of definitive securities.

The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by us for such purpose in The City and State of New York, which initially will be the office of the applicable trustee in such location. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, we will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by us that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the applicable trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate (each as described in the indentures), as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the applicable trustee. Notwithstanding any statement herein, we and the trustees reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC may require.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATION PURPOSES. THIS SUMMARY IS NOT INTENDED TO BE, AND SHOULD NOT BE, CONSTRUED TO BE LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR HOLDER OF THE NOTES IS MADE. HOLDERS SHOULD CONSULT THEIR OWN ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

The following is a summary of certain United States federal income tax consequences of the ownership of notes as of the date hereof.

Except where noted, this summary deals only with notes that are held as capital assets, and does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a person whose ‘‘functional currency’’ is not the U.S. dollar;

•	a ‘‘controlled foreign corporation’’;

•	a ‘‘passive foreign investment company’’; or

•	a United States expatriate

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a United States Holder of notes.

Certain consequences to ‘‘Non-United States Holders’’ of notes, which are beneficial owners of notes (other than partnerships) who are not United States Holders, are described under ‘‘—Consequences to Non-United States Holders’’ below.

‘‘United States Holder’’ means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Payments of Interest

Interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Market Discount

If you purchase a note for an amount that is less than its principal amount, the amount of the difference will be treated as ‘‘market discount’’ for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any payment, other than stated interest, on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition.

In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note. You may elect, on a bond-by-bond basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Amortizable Bond Premium

If you purchase a note for an amount in excess of its principal amount, you will be considered to have purchased the note at a ‘‘premium’’. You generally may elect to amortize the premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note.

Sale, Exchange and Retirement of Notes

Your tax basis in a note will, in general, be your cost for that note, increased by market discount that you previously included in income, and reduced by any amortized premium and any cash payments on the note other than stated interest. Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued interest that you did not previously include in income, which will be taxable as interest income) and the tax basis of the note. Except as described above with respect to market discount, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Consequences to Non-United States Holders

The following is a summary of certain United States federal income and estate tax consequences that will apply to you if you are a Non-United States Holder of notes.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of principal and, under the ‘‘portfolio interest rule,’’ interest on the notes, provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to Non-United States Holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under ‘‘United States Federal Income Tax’’).

The 30% United States federal withholding tax generally will not apply to any gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided you furnish us with a properly executed IRS Form W-8ECI as discussed above under ‘‘United States Federal Withholding Tax’’) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any interest payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the ‘‘portfolio interest rule’’ described above under ‘‘United States Federal Withholding Tax,’’ without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

United States Holders

In general, information reporting requirements will apply to certain payments of principal, interest and premium paid on notes and to the proceeds of sale of a note made to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Non-United States Holders

Generally, we must report to the IRS and to you the amount of interest on the notes paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the fifth bullet point under ‘‘United States Federal Withholding Tax.’’

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the exchange notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (‘‘ERISA’’), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, ‘‘Similar Laws’’), and entities whose underlying assets are considered to include ‘‘plan assets’’ (within the meaning of ERISA) of such plans, accounts and arrangements (each, a ‘‘Plan’’).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an ‘‘ERISA Plan’’) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the exchange notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving ‘‘plan assets’’ with persons or entities who are ‘‘parties in interest,’’ within the meaning of ERISA, or ‘‘disqualified persons,’’ within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of exchange notes by an ERISA Plan with respect to which we or the initial purchasers of the outstanding notes are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (‘‘PTCEs’’) that may apply to the acquisition and holding of the exchange notes. These class exemptions include, without limitation, PTCE 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all the conditions of any such exemption will be satisfied.

Because of the foregoing, the exchange notes should not be purchased or held by any person investing ‘‘plan assets’’ of any Plan, unless such purchase and holding (and the exchange of outstanding notes for exchange notes) will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of an exchange note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the exchange notes constitutes assets of any Plan or (ii) the purchase and holding of the outstanding notes or the exchange notes (and the exchange of outstanding notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or any similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the outstanding notes or the exchange notes (and holding or disposing the outstanding notes or the exchange notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding and disposition of the outstanding notes or the exchange notes (and the exchange of outstanding notes for exchange notes).

PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

Private equity funds managed by Goldman, Sachs & Co. own approximately 49.1% of our common stock. See ‘‘Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters’’ in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on April 2, 2007. Gerald J. Cardinale, one of our directors, is a Managing Director and Partner in Goldman, Sachs & Co.’s Principal Investment Area. Jack Daly, one of our directors, is a Vice-President in Goldman, Sachs & Co.’s Principal Investment Area. Goldman, Sachs & Co. acted as initial purchasers in connection with the sale of the outstanding notes and received customary fees. In addition, Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co. acted as co-syndication agent under our senior credit facility. Goldman, Sachs & Co. or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services for, including commercial banking, financial advisory and investment banking services, us and our affiliates in the ordinary course of business; and for which they have received customary fees and expenses.

We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, they currently intend to make a market in the notes. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

LEGAL MATTERS

The validity of the exchange notes and the guarantees were passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP relied upon the opinion of Shumaker, Loop & Kendrick, LLP as to all matters governing the laws of the State of Ohio, the opinion of Hughes & Luce, LLP, Dallas, Texas, as to all matters governed by the laws of the State of Texas, the opinion of Miller, Canfield, Paddock and Stone, P.L.C., Detroit, Michigan, as to all matters governed by the laws of the State of Michigan and the opinion of Moore & Van Allen PLLC, Charlotte, North Carolina, as to all matters governed by the laws of the State of North Carolina. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others owns an interest representing less than 1% of the capital commitments of funds controlled by affiliates of The Cypress Group L.L.C.

EXPERTS

The consolidated financial statements of Cooper-Standard Holdings Inc. as of December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 and for the period from December 24, 2004 through December 31, 2004 (Successor) and the combined financial statements of the Automotive segment of Cooper Tire & Rubber Company (Predecessor) for the period from January 1, 2004 to December 23, 2004 appearing in Cooper Standard Holdings Inc.’s Annual Report (Form 10K) for the year ended December 31, 2006 (including the schedule appearing therein) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated and combined financial statements referred to above are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to ‘‘incorporate by reference’’ into this prospectus the publicly filed reports described below, which means that information included in those reports is considered part of this prospectus. We specifically incorporate by reference into this prospectus the following reports:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2006, as filed on April 2, 2007; and

•	our current report on Form 8-K dated April 2, 2007, as filed on April 4, 2007.

You should rely only on the information we include or incorporate by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front of those documents.

Any modified or superseded statement will not be deemed to constitute a part of this prospectus, except as modified or superseded. Except as provided by the above-mentioned exceptions, all information appearing in this prospectus is qualified in its entirety by the information appearing in the document incorporated by reference.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, after their written or oral request, a copy of any or all of the documents incorporated in this prospectus by reference, other than exhibits to the documents, unless the exhibits are incorporated specifically by reference in the documents. Requests for copies should be directed to:

Cooper-Standard Automotive Inc.
Attn: Timothy W. Hefferon
39550 Orchard Hill Place Drive
Novi, Michigan 48375
(248) 596-5900

The document incorporated by reference may also be accessed through our Internet website. The address of our website is http://www.cooperstandard.com.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Cooper-Standard Automotive Inc. and the guarantors are currently subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. Such reports and other information are available for inspection and copying at the Public Reference Room of the SEC located at 100 F Street, N.W., Washington D.C. 20549. Copies of such materials can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

So long as Cooper-Standard Automotive Inc. and the guarantors are subject to the periodic reporting requirements of the Exchange Act, Cooper-Standard Automotive Inc. and the guarantors are required to furnish the information required to be filed with the SEC to the trustee and the holders of the outstanding notes and the exchange notes. Cooper-Standard Automotive Inc. and the guarantors have agreed that, even if Cooper-Standard Automotive Inc. and the guarantors are not required under the Exchange Act to furnish such information to the SEC, Cooper-Standard Automotive Inc. or, if applicable, Cooper-Standard Holdings Inc. will nonetheless continue to furnish information that would be required to be furnished by Cooper-Standard Automotive Inc. and the guarantors by Section 13 of the Exchange Act, including a ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and, with respect to the annual information only, a report thereon by Cooper-Standard Automotive Inc.’s certified independent accountants to the trustee and the holders of the outstanding notes or exchange notes as if they were subject to such periodic reporting requirements.

COOPER-STANDARD AUTOMOTIVE INC.

7% Senior Notes due 2012

8 3/8% Senior Subordinated Notes due 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses incurred or expected to be incurred with this post-effective amendment to the registration statement and the transactions contemplated hereby.

Item	Amount
SEC registration fee(1)		$(1)
Printing and engraving expenses	5,000.00
Trustee fees	1,000.00
Legal fees and expenses	15,000.00
Accounting fees and expenses	15,000.00
Miscellaneous expenses	1,000.00
Total	$37,000.00

(1)	Pursuant to Rule 457(q) of the Securities Act, no filing fee is required.

Item 14.    Indemnification of Directors and Officers.

Ohio.    Cooper-Standard Automotive Inc. (the ‘‘Company’’) and CSA Services Inc. are Ohio corporations. Section 1701.13 of the Ohio Revised Code (the ‘‘ORC’’) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. In any particular instance, upon determination that the applicable standard of conduct has been met, indemnification may be made by a corporation. Such determination must be made by a court, by a majority of disinterested directors, by independent counsel (in certain limited cases) or by the shareholders of the corporation.

The ORC requires that a corporation indemnify a present or former director or officer of a corporation against certain expenses if the person has been successful, on the merits or otherwise, in defense of any action, suit or proceeding or in defense of any issue therein. In addition, the ORC permits the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, if the person agrees to reasonably cooperate with the corporation concerning such proceeding and commits to repay the corporation for the advances made for such expenses in the event that such person is ultimately determined not to be entitled to indemnification therefor.

The ORC provides that the indemnification provisions contained in the ORC are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of the corporation’s articles or regulations, under any other agreement, by any vote of shareholders or disinterested directors or otherwise. In addition, the ORC provides that a corporation may maintain insurance or similar protection, at its expense, to protect itself and any director, officer, employee or agent of the corporation against any expense, liability or loss arising in connection with their service to the corporation. This insurance may provide benefits regardless of whether the corporation has the power to indemnify a particular person under the ORC.

Cooper-Standard Automotive OH, LLC is an Ohio limited liability company. The ORC provides that limited liability companies have substantially the same authority to indemnify its managers, officers, employees or agents as a corporation has under the ORC to indemnify its directors, officers, employees or agents.

Delaware.    Cooper-Standard Holdings Inc., NISCO Holding Company, StanTech, Inc. and Sterling Investments Company are Delaware corporations. Section 145 of the Delaware General Corporation Law (the ‘‘DGCL’’) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto or eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Cooper-Standard Automotive Fluid Systems Mexico Holding LLC is a Delaware limited liability company. Section 18108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Texas.    North American Rubber, Incorporated is a Texas corporation. Article 2.021 of the Texas Business Corporation Act (‘‘TBCA’’) permits a Texas corporation to indemnify any present or former director, officer, employee or agent of the corporation against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position. However, such reimbursement of reasonable expenses is limited to those actually incurred where (a) a person is found liable on the basis that a personal benefit was improperly received or (b) the person is found liable in a derivative suit brought on behalf of the corporation and the person was not liable for willful or intentional misconduct. Under the TBCA, a director or officer must be indemnified in cases in which he is wholly successful on the merits or in the defense of the proceedings. The TBCA authorizes corporations to maintain insurance to cover indemnification expenses on behalf of any person who is or was a director, officer, agent or employee of the corporation or was serving at the request of the corporation, regardless of whether the corporation would have the power to indemnify such person against liability under Article 2.021 of the TBCA.

Michigan.    Westborn Service Center, Inc. is a Michigan corporation. Under the Michigan Business Corporation Act, a corporation is permitted to indemnify any person who was, is or is threatened to be made a party to any proceeding, other than an action, suit or proceeding by or in the right of the corporation, by reason of the fact that he or she was serving as a director, officer, employee or agent of the corporation or serving, at the request of the corporation, as a director, officer, partner, trustee, employee or agent of another corporation, whether domestic or foreign, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, and judgments, penalties, fines and amounts paid in settlement that are actually and reasonably incurred by him or her in connection with the proceeding if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification may be made without judicial approval with respect to a claim, issue, or matter in which the person acting in an indemnified capacity has been found liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify that person against the expenses the officer or director has actually and reasonably incurred.

The provisions concerning indemnification and advancement of expenses are not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under a corporation’s articles of incorporation, its bylaws or a contractual arrangement. In addition, the Michigan Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was serving in an indemnified capacity against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him.

North Carolina.    Cooper-Standard Automotive NC L.L.C. is a North Carolina limited liability company. Section 57C332 of the North Carolina Limited Liability Company Act (the ‘‘NCLLCA’’) provides that a limited liability company limit the personal liability of a member or manager or other person for monetary damages for breach of any duty (other than for liability unlawful distributions under 57C407) and may provide for indemnification of a member, manager or other person for judgments, fines, or expenses incurred in a proceeding to which the member, manager or other person is a party because the person is or was a provided, however, that no provision of a limited liability company agreement may limit, eliminate, or indemnify against the liability or executive for (i) acts or omissions that the manager, director, or executive knew at the time of the acts or omissions were clearly interests of the limited liability company, (ii) any transaction from which the manager, director, or executive derived an improper personal (iii) acts or omissions occurring prior to the date the this provision became effective. Moreover, Section 57C331 of the NCLLCA provides that, unless otherwise limited by its limited liability company agreement, company shall indemnify every manager, director, and executive in respect of payments made and personal liabilities reasonably incurred director, and executive in the authorized conduct of its business or for the preservation of its business or property and shall further indemnify manager, director, or executive who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the because the person is or was a member, manager, director, or executive of the limited liability company against reasonable expenses in connection with the proceeding.

By-laws.    The Company’s Code of Regulations provides that:

The Company will indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust or other enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, he had reasonable cause to believe his conduct was unlawful.

The Company will indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification shall be made in respect of any of the following:

•	Any claim, issue, or matter as to which the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, or independent legal counsel in a written report determines in the specific instance that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court or counsel shall deem proper; or

•	Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Ohio Revised Code.

The indemnification authorized by the Code of Regulations is not exclusive of, and is in addition to, any other rights granted to those seeking indemnification under the Company’s Articles of Incorporation, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and will continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and will inure to the benefit of the heirs, executors, and administrators of such a person.

The organizational documents of certain of the subsidiary guarantors separately provide for similar indemnification of their directors, managers, officers, employees and agents to the extent permitted by applicable law.

Insurance.    The Company has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur.

Item 15.    Recent Sales of Unregistered Securities

During the three years preceding the filing of this post-effective amendment to the registration statement, the registrants have not sold their securities without registration under the Securities Act of 1933, except as provided below:

In 2004, in connection with the purchase by Cooper-Standard Holdings Inc. of Cooper-Standard Automotive Inc. and certain other subsidiaries of Cooper Tire & Rubber Company and Cooper Tyre & Rubber Company UK Limited (the ‘‘Acquisition’’), one of our sponsors, The Cypress Group L.L.C. and its affiliates contributed $159 million to Cooper-Standard Holdings Inc. in exchange for 1,590,000 shares of common stock (approximately 49.1% of the equity) of Cooper-Standard Holdings Inc. This transaction was undertaken in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act.

In 2004, in connection with the Acquisition, our other sponsor, GS Capital Partners, L.P., and its affiliates contributed $159 million to Cooper-Standard Holdings Inc. in exchange for 1,590,000 shares of common stock (approximately 49.1% of the equity) of Cooper-Standard Holdings Inc. This transaction was undertaken in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act.

During 2004, 2005 and 2006 Cooper-Standard Holdings Inc. sold an aggregate of 58,100 shares to its executive officers and directors and a limited number of senior employees for an aggregate purchase price of $5,810,000 (excluding the sale in 2005 of 3,000 shares to one executive officer for a purchase price of $300,000, which shares were repurchased later in 2005 upon the termination of employment of the executive officer for the same purchase price). These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof because they did not involve a public offering as the shares were offered and sold only to executive officers and directors and a small group of senior employees.

In 2004, in reliance on the exemption from registration provided by Section 4(2) and Rule 144A of the Securities Act, Cooper-Standard Automotive Inc., a wholly-owned subsidiary of Cooper-Standard Holdings, Inc. sold $200,000,000 principal amount of its 7% Senior Notes due 2012 and $350,000,000 principal amount of its 8 3/8% Senior Subordinated Notes due 2014 to Deutsche Bank

Securities, Inc. Lehman Brothers, Inc., Goldman Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) in a private placement. The Senior Notes and the Senior Subordinated Notes were guaranteed on an unsecured basis by Cooper-Standard Holdings Inc. and certain of its other subsidiaries.

Item 16.    Exhibits and financial statement schedules.

(a)    Exhibits

Exhibit No.		Description of Exhibit
3	.1*	Certificate of Amended Articles of Incorporation of Cooper-Standard Automotive Inc.
3	.2*	Amended and Restated Regulations of Cooper-Standard Automotive Inc.
3	.3*	Certificate of Incorporation of Cooper-Standard Holdings Inc.
3	.4*	Bylaws of Cooper-Standard Holdings Inc.
3	.5*	Certificate of Revival of Cooper-Standard Automotive Fluid Systems Mexico Holding LLC, as amended
3	.6*	Operating Agreement of Cooper-Standard Automotive Fluid Systems Mexico Holding LLC
3	.7*	Articles of Organization of Cooper-Standard Automotive OH, LLC
3	.8*	Amended and Restated Operating Agreement of Cooper-Standard Automotive OH, LLC
3	.9*	Articles of Organization of Cooper-Standard Automotive NC L.L.C.
3	.10*	Amended and Restated Operating Agreement of Cooper-Standard Automotive NC L.L.C.
3	.11*	Articles of Incorporation of CSA Services Inc., as amended
3	.12*	Regulations of CSA Services Inc.
3	.13*	Certificate of Incorporation of NISCO Holding Company
3	.14*	By-laws of NISCO Holding Company
3	.15*	Certificate of Incorporation of North American Rubber, Incorporated, as amended
3	.16*	By-laws of North American Rubber, Incorporated, as amended
3	.17*	Certificate of Incorporation of StanTech, Inc.
3	.18*	By-laws of StanTech, Inc.
3	.19*	Certificate of Incorporation of Sterling Investments Company
3	.20*	Amended and Restated By-laws of Sterling Investments Company
3	.21*	Articles of Incorporation of Westborn Service Center, Inc., as amended
3	.22*	Amended and Restated By-laws of Westborn Service Center, Inc.
4	.1*	Indenture, 7% Senior Notes due 2012, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee
4	.2*	Indenture, 8 3/8% Senior Subordinated Notes due 2014, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee.
4	.3*	Registration Rights Agreement, 7% Senior Notes due 2012, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein, Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc.

Exhibit No.		Description of Exhibit
4	.4*	Registration Rights Agreement, 8 3/8% Senior Subordinated Notes due 2014, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein, Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc.
4	.5*	Form of 7% Senior Notes due 2012, exchange note Global Note.
4	.6*	Form of 8 3/8% Senior Subordinated Notes due 2014, exchange note Global Note.
4	.7*	7% Senior Notes due 2012, Rule 144A Global Note.
4	.8*	7% Senior Notes due 2012, Regulation S Global Note.
4	.9*	8 3/8% Senior Subordinated Notes due 2014, Rule 144A Global Note.
4	.10*	8 3/8% Senior Subordinated Notes due 2014, Regulation S Global Note.
5	.1*	Opinion of Simpson Thacher & Bartlett LLP.
5	.2*	Opinion of Shumaker, Loop & Kendrick, LLP as to all matters governed by the laws of the State of Ohio.
5	.3*	Opinion of Hughes & Luce, LLP as to all matters governed by the laws of the State of Texas.
5	.4*	Opinion of Miller, Canfield, Paddock and Stone, P.L.C. as to all matters governed by the laws of the State of Michigan.
5	.5*	Opinion of Moore & Van Allen PLLC as to all matters governed by the laws of the State of North Carolina.
10	.1*	Credit Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, various lending institutions, Deutsche Bank Trust Company Americas, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Goldman Sachs Credit Partners L.P., UBS Securities LLC, and The Bank of Nova Scotia, as Co-Documentation Agents.
10	.2*	U.S. Security Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent.
10	.3*	U.S. Pledge Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent.
10	.4*	U.S. Subsidiaries Guaranty, dated as of December 23, 2004, by certain subsidiaries of Cooper-Standard Holdings Inc. in favor of Deutsche Bank Trust Company Americas, as Administrative Agent.
10	.5*	Intercompany Subordination Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent.
10.6		First Amendment and Consent to Credit Agreement, dated as of February 1, 2006, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, various lending institutions, Deutsche Bank Trust Company Americas, as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated February 10, 2005).

Exhibit No.		Description of Exhibit
10	.7*	Stock Purchase Agreement, dated as of September 16, 2004, among Cooper Tire & Rubber Company, Cooper Tyre & Rubber UK Limited and Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).
10	.8*	Amendment Number 1 to the Stock Purchase Agreement, dated as of December 3, 2004, among Cooper Tire & Rubber Company, Cooper Tyre & Rubber UK Limited and Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).
10.9		Stock and Asset Purchase Agreement, dated as of December 4, 2005, between ITT Industries, Inc. and Cooper-Standard Automotive Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 8, 2005).
10.10		First Amendment to the Stock and Asset Purchase Agreement dated February 6, 2006 between Cooper-Standard Automotive Inc. and ITT Industries, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 10, 2006).
10	.11*	Stockholders Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and the Stockholders named therein.
10	.12*	Registration Rights Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and the Stockholders named therein.
10	.13*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P. and Cypress Side-by-Side LLC.
10	.14*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and GS Capital Partners 2000, L.P., GS Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P.
10	.15*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Larry J. Beard.
10	.16*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Larry J. Beard.
10	.17*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Allen J. Campbell.
10	.18*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Allen J. Campbell.
10	.19*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Edward A. Hasler.
10	.20*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Edward A. Hasler.
10	.21*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and S.A. Johnson
10	.22*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and James S. McElya
10	.23*	Amended and Restated Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and James S. McElya.

Exhibit No.		Description of Exhibit
10	.24*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and James W. Pifer.
10	.25*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and James W. Pifer.
10	.26*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Kenneth L. Way.
10	.27*	Subscription Agreement, dated as of October 27, 2005, by and among Cooper-Standard Holdings Inc. and John C. Kennedy (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 2, 2005).
10	.28*	Subscription Agreement, dated as of October 27, 2005, by and among Cooper-Standard Holdings Inc. and Leo F. Mullin (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated November 2, 2005).
10	.29**	Employment Agreement dated as of January 1, 2007 by and among Cooper-Standard Automotive Inc. and Michael C. Verwilst.
10	.30**	Change of Control Severance Pay Plan, as Amended and Restated effective January 1, 2007.
10	.31**	2004 Cooper-Standard Holdings Inc. Stock Incentive Plan, as Amended and Restated effective January 1, 2007.
10	.32*	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated November 2, 2005).
10	.33**	Cooper-Standard Automotive Inc. Deferred Compensation Plan, effective January 1, 2005 with Amendments through January 1, 2007.
10	.34**	Cooper-Standard Automotive Inc. Deferred Compensation Plan, as Amended and Restated effective January 1, 2005.
10	.35**	Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan, Amended and Restated as of December 31, 2006.
10	.36**	Cooper-Standard Automotive Inc. Long-Term Incentive Plan.
10	.37*	Letter Agreement, dated as of December 23, 2004, between Cooper-Standard Holdings Inc. and Cypress Advisors Inc. (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).
10	.38*	Letter Agreement, dated as of December 23, 2004, between Cooper-Standard Holdings Inc. and Goldman Sachs & Co.
10	.39*	Nishikawa Standard Company Partnership Agreement, dated as of March 23, 1989, by and between Nishikawa of America Inc. and NISCO Holding Company.
10	.40*	Amendment No. 1 to the Nishikawa Standard Company Partnership Agreement.
10	.41*	Amendment No. 2 to the Nishikawa Standard Company Partnership Agreement.
10	.42*	Amendment No. 3 to the Nishikawa Standard Company Partnership Agreement.
10	.43*	Formation Agreement between Nishikawa Rubber Co., Ltd. and The Standard Products Company.
10	.44*	Supplemental Formation Agreement between Nishikawa Rubber Co., Ltd. and The Standard Products Company.
10	.45*	Assignment and Assumption of Partnership Interest by and between Nishikawa of America Inc. and NISCO Holding Company.
12	.1***	Computation of Ratio of Earnings to Fixed Charges.

Exhibit No.		Description of Exhibit
21.1		List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 dated March 31, 2006).
23	.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).
23	.2***	Consent of Ernst & Young LLP.
23	.3*	Consent of Shumaker, Loop & Kendrick, LLP (included as part of its opinion filed as Exhibit 5.2 hereof).
23	.4*	Consent of Hughes & Luce, LLP (included as part of its opinion filed as Exhibit 5.3 hereof).
23	.5*	Consent of Miller, Canfield, Paddock and Stone, P.L.C. (included as part of its opinion filed as Exhibit 5.3 hereof).
23	.6*	Consent of Moore & Van Allen PLLC (included as part of its opinion filed as Exhibit 5.3 hereof).
24.1		Powers of Attorney (certain powers of attorney were included in signature pages of the initial filing of this Registration Statement and Amendment No. 1 to this Registration Statement).
25	.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Wilmington Trust Company, as Trustee, with respect to the Senior Notes Indenture and the Senior Subordinated Notes Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.3*	Form of Letter to Clients.
99	.4*	Form of Notice of Guaranteed Delivery.

*	Incorporated by reference to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc. (File No. 333-123708).
**	Incorporated by reference to the Annual Report on Form 10-K of Cooper-Standard Holdings Inc. for the fiscal year ended December 31, 2006 and filed on April 2, 2007.
***	Filed herewith.

Item 17.    Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive Inc. has duly caused this Post Effective Amendment No. 3 to its Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 9, 2007.

COOPER-STANDARD AUTOMOTIVE INC.
By:	/s/ James S. McElya
Name: James S. McElya Title: Chief Executive Officer and Director

Pursuant to the requirement of the Securities Act of 1933, this Post Effective Amendment No. 3 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2007.

Signature	Title

/s/ James S. McElya	Chief Executive Officer and Director (Principal Executive Officer)

James S. McElya

/s/ Allen J. Campbell	Chief Financial Officer (Principal Financial Officer)

Allen J. Campbell

/s/ Helen T. Yantz	Controller (Principal Accounting Officer)

Helen T. Yantz

/s/ Gerald J. Cardinale *	Director

Gerald J. Cardinale

/s/ Jack Daly *	Director

Jack Daly

/s/ Michael F. Finley *	Director

Michael F. Finley

/s/ S.A. (Tony) Johnson *	Director

S.A. (Tony) Johnson

/s/ Leo F. Mullin *	Director

Leo F. Mullin

/s/ Kenneth L. Way *	Director

Kenneth L. Way

*   By:   /s/ Timothy W. Hefferon
            Timothy W. Hefferon, as attorney-in-fact for the persons indicated

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Holdings Inc. has duly caused this Post Effective Amendment No. 3 to its Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 9, 2007.

COOPER-STANDARD HOLDINGS INC.
By:	/s/ James S. McElya
Name: James S. McElya Title: Chief Executive Officer and Director

Pursuant to the requirement of the Securities Act of 1933, this Post Effective Amendment No. 3 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2007.

Signature	Title

/s/ James S. McElya	Chief Executive Officer and Director (Principal Executive Officer)

James S. McElya

/s/ Allen J. Campbell	Chief Financial Officer (Principal Financial Officer)

Allen J. Campbell

/s/ Helen T. Yantz	Controller (Principal Accounting Officer)

Helen T. Yantz

/s/ Gerald J. Cardinale *	Director

Gerald J. Cardinale

/s/ Jack Daly *	Director

Jack Daly

/s/ Michael F. Finley *	Director

Michael F. Finley

/s/ S.A. (Tony) Johnson *	Director

S.A. (Tony) Johnson

/s/ Leo F. Mullin *	Director

Leo F. Mullin

/s/ Kenneth L. Way *	Director

Kenneth L. Way

*   By:   /s/ Timothy W. Hefferon
            Timothy W. Hefferon, as attorney-in-fact for the persons indicated

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive Fluid Systems Mexico Holding LLC has duly caused this Post Effective Amendment No. 3 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 9, 2007.

COOPER-STANDARD AUTOMOTIVE FLUID SYSTEMS MEXICO HOLDING LLC
By:	/s/ Larry J. Beard
Name: Larry J. Beard Title: President

Pursuant to the requirement of the Securities Act of 1933, this Post Effective Amendment No. 3 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2007.

Signature	Title

/s/ Larry J. Beard	President (Principal Executive Officer)

Larry J. Beard

/s/ Allen J. Campbell	Vice-President (Principal Financial Officer and Principal Accounting Officer)

Allen J. Campbell

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive OH, LLC has duly caused this Post Effective Amendment No. 3 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 9, 2007.

COOPER-STANDARD AUTOMOTIVE OH, LLC
By:	/s/ Allen J. Campbell
Name: Allen J. Campbell Title: President

Pursuant to the requirement of the Securities Act of 1933, this Post Effective Amendment No. 3 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2007.

Signature	Title

/s/ Allen J. Campbell	President (Principal Executive Officer)

Allen J. Campbell

/s/ Timothy W. Hefferon	Secretary

Timothy W. Hefferon

/s/ Helen T. Yantz	Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

Helen T. Yantz

*   By:   /s/ Timothy W. Hefferon
            Timothy W. Hefferon, as attorney-in-fact for the persons indicated

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Cooper-Standard Automotive NC L.L.C. has duly caused this Post Effective Amendment No. 3 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 9, 2007.

COOPER-STANDARD AUTOMOTIVE NC L.L.C.
By:	/s/ Allen J. Campbell
Name: Allen J. Campbell Title: President

Pursuant to the requirement of the Securities Act of 1933, this Post Effective Amendment No. 3 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2007.

Signature	Title

/s/ Allen J. Campbell	President (Principal Executive Officer)

Allen J. Campbell

/s/ Timothy W. Hefferon	Secretary

Timothy W. Hefferon

/s/ Helen T. Yantz	Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

Helen T. Yantz

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, CSA Services Inc. has duly caused this Post Effective Amendment No. 3 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 9, 2007.

CSA SERVICES INC.
By:	/s/ Allen J. Campbell
Name: Allen J. Campbell Title: President and Director

Pursuant to the requirement of the Securities Act of 1933, this Post Effective Amendment No. 3 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2007.

Signature	Title

/s/ Allen J. Campbell	President and Director (Principal Executive Officer)

Allen J. Campbell

/s/ Timothy T. Griffith	Treasurer and Director

Timothy T. Griffith

/s/ Helen T. Yantz	Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

Helen T. Yantz

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NISCO Holding Company has duly caused this Post Effective Amendment No. 3 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 9, 2007.

NISCO HOLDING COMPANY
By:	/s/ James S. McElya
Name: James S. McElya Title: President and Director

Pursuant to the requirement of the Securities Act of 1933, this Post Effective Amendment No. 3 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2007.

Signature	Title

/s/ James S. McElya	President and Director (Principal Executive Officer)

James S. McElya

/s/ Allen J. Campbell	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

Allen J. Campbell

/s/ Timothy T. Griffith	Treasurer and Director

Timothy T. Griffith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, North American Rubber, Incorporated has duly caused this Post Effective Amendment No. 3 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 9, 2007.

NORTH AMERICAN RUBBER, INCORPORATED
By:	/s/ Edward A. Hasler
Name: Edward A. Hasler Title: President and Director

Pursuant to the requirement of the Securities Act of 1933, this Post Effective Amendment No. 3 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2007.

Signature	Title

/s/ Edward A. Hasler	President and Director (Principal Executive Officer)

Edward A. Hasler

/s/ Allen J. Campbell	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

Allen J. Campbell

/s/ Timothy T. Griffith	Treasurer and Director

Timothy T. Griffith

/s/ Timothy W. Hefferon	Secretary and Director

Timothy W. Hefferon

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, StanTech, Inc. has duly caused this Post Effective Amendment No. 3 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 9, 2007.

STANTECH, INC.
By:	/s/ Michael C. Verwilst
Name: Michael C. Verwilst Title: President and Director

Pursuant to the requirement of the Securities Act of 1933, this Post Effective Amendment No. 3 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2007.

Signature	Title

/s/ Michael C. Verwilst	President and Director (Principal Executive Officer)

Michael C. Verwilst

/s/ Allen J. Campbell	Vice President and Director (Principal Financial Officer and Principal Accounting Officer)

Allen J. Campbell

/s/ James S. McElya	Director

James S. McElya

/s/ Timothy W. Hefferon	Secretary and Director

Timothy W. Hefferon

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Sterling Investments Company has duly caused this Post Effective Amendment No. 3 to Form S-1 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 9, 2007.

STERLING INVESTMENTS COMPANY
By:	/s/ Allen J. Campbell
Name: Allen J. Campbell Title: President and Director

Pursuant to the requirement of the Securities Act of 1933, this Post Effective Amendment No. 3 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2007.

Signature	Title

/s/ Allen J. Campbell	President and Director (Principal Executive Officer)

Allen J. Campbell

/s/ Helen T. Yantz	Assistant Secretary (Principal Financial Officer and Principal Accounting Officer)

Helen T. Yantz

/s/ Timothy W. Hefferon	Secretary and Director

Timothy W. Hefferon

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Westborn Service Center, Inc. has duly caused this Post Effective Amendment No. 3 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Novi, Michigan, on May 9, 2007.

WESTBORN SERVICE CENTER, INC.
By:	/s/ James S. McElya
Name: James S. McElya Title: President

Pursuant to the requirement of the Securities Act of 1933, this Post Effective Amendment No. 3 to Form S-1 Registration Statement has been signed by the following persons in the capacities indicated on May 9, 2007.

Signature	Title

/s/ James S. McElya	President (Principal Executive Officer)

James S. McElya

/s/ Allen J. Campbell	Vice President and Director (Principal Financial Officer)

Allen J. Campbell

/s/ Helen T. Yantz	Assistant Secretary (Principal Accounting Officer)

Helen T. Yantz

/s/ Gary T. Phillips	Director

Gary T. Phillips

/s/ Timothy W. Hefferon	Secretary and Director

Timothy W. Hefferon

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
3	.1*	Certificate of Amended Articles of Incorporation of Cooper-Standard Automotive Inc.
3	.2*	Amended and Restated Regulations of Cooper-Standard Automotive Inc.
3	.3*	Certificate of Incorporation of Cooper-Standard Holdings Inc.
3	.4*	Bylaws of Cooper-Standard Holdings Inc.
3	.5*	Certificate of Revival of Cooper-Standard Automotive Fluid Systems Mexico Holding LLC, as amended
3	.6*	Operating Agreement of Cooper-Standard Automotive Fluid Systems Mexico Holding LLC
3	.7*	Articles of Organization of Cooper-Standard Automotive OH, LLC
3	.8*	Amended and Restated Operating Agreement of Cooper-Standard Automotive OH, LLC
3	.9*	Articles of Organization of Cooper-Standard Automotive NC L.L.C.
3	.10*	Amended and Restated Operating Agreement of Cooper-Standard Automotive NC L.L.C.
3	.11*	Articles of Incorporation of CSA Services Inc., as amended
3	.12*	Regulations of CSA Services Inc.
3	.13*	Certificate of Incorporation of NISCO Holding Company
3	.14*	By-laws of NISCO Holding Company
3	.15*	Certificate of Incorporation of North American Rubber, Incorporated, as amended
3	.16*	By-laws of North American Rubber, Incorporated, as amended
3	.17*	Certificate of Incorporation of StanTech, Inc.
3	.18*	By-laws of StanTech, Inc.
3	.19*	Certificate of Incorporation of Sterling Investments Company
3	.20*	Amended and Restated By-laws of Sterling Investments Company
3	.21*	Articles of Incorporation of Westborn Service Center, Inc., as amended
3	.22*	Amended and Restated By-laws of Westborn Service Center, Inc.
4	.1*	Indenture, 7% Senior Notes due 2012, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee
4	.2*	Indenture, 8 3/8% Senior Subordinated Notes due 2014, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein and Wilmington Trust Company, as Trustee.
4	.3*	Registration Rights Agreement, 7% Senior Notes due 2012, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein, Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc.

Exhibit No.		Description of Exhibit
4	.4*	Registration Rights Agreement, 8 3/8% Senior Subordinated Notes due 2014, dated as of December 23, 2004, among Cooper-Standard Automotive Inc., the Guarantors named therein, Deutsche Bank Securities Inc., Lehman Brothers Inc., Goldman, Sachs & Co., UBS Securities LLC, BNP Paribas Securities Corp. and Scotia Capital (USA) Inc.
4	.5*	Form of 7% Senior Notes due 2012, exchange note Global Note.
4	.6*	Form of 8 3/8% Senior Subordinated Notes due 2014, exchange note Global Note.
4	.7*	7% Senior Notes due 2012, Rule 144A Global Note.
4	.8*	7% Senior Notes due 2012, Regulation S Global Note.
4	.9*	8 3/8% Senior Subordinated Notes due 2014, Rule 144A Global Note.
4	.10*	8 3/8% Senior Subordinated Notes due 2014, Regulation S Global Note.
5	.1*	Opinion of Simpson Thacher & Bartlett LLP.
5	.2*	Opinion of Shumaker, Loop & Kendrick, LLP as to all matters governed by the laws of the State of Ohio.
5	.3*	Opinion of Hughes & Luce, LLP as to all matters governed by the laws of the State of Texas.
5	.4*	Opinion of Miller, Canfield, Paddock and Stone, P.L.C. as to all matters governed by the laws of the State of Michigan.
5	.5*	Opinion of Moore & Van Allen PLLC as to all matters governed by the laws of the State of North Carolina.
10	.1*	Credit Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, various lending institutions, Deutsche Bank Trust Company Americas, as Administrative Agent, Lehman Commercial Paper Inc., as Syndication Agent, and Goldman Sachs Credit Partners L.P., UBS Securities LLC, and The Bank of Nova Scotia, as Co-Documentation Agents.
10	.2*	U.S. Security Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent.
10	.3*	U.S. Pledge Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent.
10	.4*	U.S. Subsidiaries Guaranty, dated as of December 23, 2004, by certain subsidiaries of Cooper-Standard Holdings Inc. in favor of Deutsche Bank Trust Company Americas, as Administrative Agent.
10	.5*	Intercompany Subordination Agreement, dated as of December 23, 2004, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., certain subsidiaries of Cooper-Standard Holdings Inc. and Deutsche Bank Trust Company Americas, as Collateral Agent.

Exhibit No.		Description of Exhibit
10.6		First Amendment and Consent to Credit Agreement, dated as of February 1, 2006, among Cooper-Standard Holdings Inc., Cooper-Standard Automotive Inc., Cooper-Standard Automotive Canada Limited, various lending institutions, Deutsche Bank Trust Company Americas, as Administrative Agent (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated February 10, 2005).
10	.7*	Stock Purchase Agreement, dated as of September 16, 2004, among Cooper Tire & Rubber Company, Cooper Tyre & Rubber UK Limited and Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).
10	.8*	Amendment Number 1 to the Stock Purchase Agreement, dated as of December 3, 2004, among Cooper Tire & Rubber Company, Cooper Tyre & Rubber UK Limited and Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).
10.9		Stock and Asset Purchase Agreement, dated as of December 4, 2005, between ITT Industries, Inc. and Cooper-Standard Automotive Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated December 8, 2005).
10.10		First Amendment to the Stock and Asset Purchase Agreement dated February 6, 2006 between Cooper-Standard Automotive Inc. and ITT Industries, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 10, 2006).
10	.11*	Stockholders Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and the Stockholders named therein.
10	.12*	Registration Rights Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and the Stockholders named therein.
10	.13*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P. and Cypress Side-by-Side LLC.
10	.14*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and GS Capital Partners 2000, L.P., GS Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P.
10	.15*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Larry J. Beard.
10	.16*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Larry J. Beard.
10	.17*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Allen J. Campbell.
10	.18*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Allen J. Campbell.
10	.19*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Edward A. Hasler.

Exhibit No.		Description of Exhibit
10	.20*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and Edward A. Hasler.
10	.21*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and S.A. Johnson
10	.22*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and James S. McElya
10	.23*	Amended and Restated Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and James S. McElya.
10	.24*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and James W. Pifer.
10	.25*	Employment Agreement, dated as of December 23, 2004, by and among Cooper-Standard Automotive Inc. and James W. Pifer.
10	.26*	Subscription Agreement, dated as of December 23, 2004, by and among Cooper-Standard Holdings Inc. and Kenneth L. Way.
10	.27*	Subscription Agreement, dated as of October 27, 2005, by and among Cooper-Standard Holdings Inc. and John C. Kennedy (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 2, 2005).
10	.28*	Subscription Agreement, dated as of October 27, 2005, by and among Cooper-Standard Holdings Inc. and Leo F. Mullin (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated November 2, 2005).
10	.29**	Employment Agreement dated as of January 1, 2007 by and among Cooper-Standard Automotive Inc. and Michael C. Verwilst.
10	.30**	Change of Control Severance Pay Plan, as Amended and Restated effective January 1, 2007.
10	.31**	2004 Cooper-Standard Holdings Inc. Stock Incentive Plan, as Amended and Restated effective January 1, 2007.
10	.32*	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated November 2, 2005).
10	.33**	Cooper-Standard Automotive Inc. Deferred Compensation Plan, effective January 1, 2005 with Amendments through January 1, 2007.
10	.34**	Cooper-Standard Automotive Inc. Deferred Compensation Plan, as Amended and Restated effective January 1, 2005.
10	.35**	Cooper-Standard Automotive Inc. Nonqualified Supplementary Benefit Plan, Amended and Restated as of December 31, 2006.
10	.36**	Cooper-Standard Automotive Inc. Long-Term Incentive Plan.
10	.37*	Letter Agreement, dated as of December 23, 2004, between Cooper-Standard Holdings Inc. and Cypress Advisors Inc. (incorporated by reference to Exhibit 10.27 to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc., the Company and other Registrant Guarantors dated March 31, 2005).
10	.38*	Letter Agreement, dated as of December 23, 2004, between Cooper-Standard Holdings Inc. and Goldman Sachs & Co.

Exhibit No.		Description of Exhibit
10	.39*	Nishikawa Standard Company Partnership Agreement, dated as of March 23, 1989, by and between Nishikawa of America Inc. and NISCO Holding Company.
10	.40*	Amendment No. 1 to the Nishikawa Standard Company Partnership Agreement.
10	.41*	Amendment No. 2 to the Nishikawa Standard Company Partnership Agreement.
10	.42*	Amendment No. 3 to the Nishikawa Standard Company Partnership Agreement.
10	.43*	Formation Agreement between Nishikawa Rubber Co., Ltd. and The Standard Products Company.
10	.44*	Supplemental Formation Agreement between Nishikawa Rubber Co., Ltd. and The Standard Products Company.
10	.45*	Assignment and Assumption of Partnership Interest by and between Nishikawa of America Inc. and NISCO Holding Company.
12	.1***	Computation of Ratio of Earnings to Fixed Charges.
21.1		List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 dated March 31, 2006).
23	.1*	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto).
23	.2***	Consent of Ernst & Young LLP.
23	.3*	Consent of Shumaker, Loop & Kendrick, LLP (included as part of its opinion filed as Exhibit 5.2 hereof).
23	.4*	Consent of Hughes & Luce, LLP (included as part of its opinion filed as Exhibit 5.3 hereof).
23	.5*	Consent of Miller, Canfield, Paddock and Stone, P.L.C. (included as part of its opinion filed as Exhibit 5.3 hereof).
23	.6*	Consent of Moore & Van Allen PLLC (included as part of its opinion filed as Exhibit 5.3 hereof).
24.1		Powers of Attorney (certain powers of attorney were included in signature pages of the initial filing of this Registration Statement and Amendment No. 1 to this Registration Statement).
25	.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Wilmington Trust Company, as Trustee, with respect to the Senior Notes Indenture and the Senior Subordinated Notes Indenture.
99	.1*	Form of Letter of Transmittal.
99	.2*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.3*	Form of Letter to Clients.

Exhibit No.		Description of Exhibit
99	.4*	Form of Notice of Guaranteed Delivery.

*	Incorporated by reference to the Registration Statement on Form S-4 of Cooper-Standard Automotive Inc. (File No. 333-123708).
**	Incorporated by reference to the Annual Report on Form 10-K of Cooper-Standard Holdings Inc. for the fiscal year ended December 31, 2006 and filed on April 2, 2007
***	Filed herewith.